                               Exhibit 2.1


                           AMENDED AND RESTATED
                            PURCHASE AGREEMENT

                           dated August 31, 1995

                                   among


                             ADA Global, Inc.,
                                 as Buyer


                       AmeriData Technologies, Inc.,
                                 as Parent

                                    and


                        Control Data System, Inc.,
                                 as Seller

                             TABLE OF CONTENTS

                                                                   Page

ARTICLE I

                                Definitions                          1

ARTICLE II

                      Purchase and Sale of the Business              1
     Section 2.01 Transfer of Assets; Assumption of
                  Assumed Liabilities                                1

ARTICLE III

                              Purchase Price                         6
     Section 3.01 Purchase Price; Form of Payment                    6
     Section 3.02 Purchase Price Calculation                         6

ARTICLE IV

                                Closing                              8
     Section 4.01 The Closing Date                                   8
     Section 4.02 Certificates, Instruments of Transfer, Etc.        8
     Section 4.03 Escrow Arrangement.                                9

ARTICLE V

                     Representations and Warranties                  9
     Section 5.01 Representations and Warranties of Seller           9
          (a) Organization; Good Standing                            9
          (b) Corporate Authorization                                9
          (c) Capital Stock of Subsidiaries                         10
          (d) Purchased Assets; Business                            10
          (e) Litigation                                            12
          (f) No Conflict                                           13
          (g) Financial Statements; Books and Records; No
              Material Adverse Change                               13
          (h) Taxes                                                 14
          (I) No Brokers                                            14
          (j) Environmental Matters                                 14
          (k) Employee Benefit Information                          15
          (l) Labor Disagreements                                   16
          (m) Insurance                                             17
          (n) Intellectual Property                                 17
          (o) Employees                                             17
          (p) Customer List; Product Suppliers                      18
          (q) Absence of Certain Changes or Events                  18
          (r) Compliance with Laws                                  19
          (s) Transactions with Certain Persons                     20

                                                                   Page

          (t) Disclosure                                            20
          (u) Undisclosed Liabilities                               20
          (v) Questionable Payments                                 20
          (w) No Sales In or Into the United States                 21
          (x) Independent Accountants                               21
     Section 5.02 Representations and Warranties of Buyer           21
          (a) Organization; Good Standing                           21
          (b) Corporate Authorization                               21
          (c) No Conflict                                           21
          (d) No Brokers                                            22
          (e) Financial Capability                                  22
          (f) Independent Accountants                               22

ARTICLE VI

                    Conditions Precedent to Obligations
                           of Buyer and Seller                      22
     Section 6.01 Conditions Precedent to Obligations of Buyer      22
          (a) Compliance with Covenants                             22
          (b) Representations and Warranties                        22
          (c) Delivery of Closing Documents                         22
          (d) Opinion of Counsel for Seller                         23
          (e) Opinion of Special Delaware Counsel                   24
          (f) Opinion of Counsel in Each OUS Jurisdiction           24
          (g) Litigation                                            25
          (h) No Material Adverse Effect                            25
          (I) Retained Businesses                                   25
          (j) Approvals and Consents                                25
          (k) License Agreements                                    25
          (l) OUS Statutes                                          26
          (m) Release from Confidentiality and
              Noncompetition Agreements                             26
          (n) Transition Services; Supply of Spare Parts            26
          (o) 338 Elections                                         26
          (p) Tax Matters Agreement                                 26
          (q) Retained Business Employees                           26
          (r) Leases or Subleases                                   27
          (s) Sublease Option Agreement.                            27
          (t) Distributor Agreement                                 27
     Section 6.02 Conditions Precedent to Obligations of Seller     27
          (a) Compliance with Covenants                             27
          (b) Representations and Warranties                        27
          (c) Delivery of Closing Documents                         27
          (d) Opinion of Counsel for Buyer                          27
          (e) Opinion of Counsel in Each OUS Jurisdiction           28
          (f) Consideration                                         29
          (g) Litigation                                            29
          (h) No Change in Law                                      29
          (I) OUS Statutes                                          29

                                                                   Page

          (j) Seller Guarantees                                     29

ARTICLE VII

     Documents to be Delivered on Closing Date                      30
     Section 7.01 Documents To Be Delivered by Seller               30
          (a) Conditions Precedent                                  30
          (b) Officer's Certificates                                30
          (c) Bills of Sale                                         30
          (d) Assignment and Assumption Agreement                   30
          (e) Escrow Agreement                                      30
          (f) Further Instruments                                   30
     Section 7.02 Documents To Be Delivered by Buyer on
                 Closing Date                                       30
          (a) Conditions Precedent                                  30
          (b) Officer's Certificate                                 30
          (c) Assignment and Assumption Agreement                   30
          (d) Escrow Agreement                                      30
          (e) Further Instruments                                   31

ARTICLE VIII

                     Further Covenants and Agreements
                            of Seller and Buyer                     31
     Section 8.01 Further Covenants and Agreements of Seller
                 and Buyer                                          31
          (a) Conduct of Business Pending Closing                   31
          (b) Retained Businesses                                   32
          (c) Non-Competition; Non-Solicitation                     32
          (d) Certain Information; Access to Businesses             33
          (e) Changes in Representations and Warranties             33
          (f) Audited Financial Statements                          33
          (g) No Shop                                               33
          (h) Payment or Vesting of Certain Amounts to Employees    33
          (i) Taxes                                                 34
          (j) Confidentiality and Noncompetition Agreements         34
          (k) Telephone and Facsimile Numbers                       34
          (l) Availability of Documents for Audit                   34
          (m) Transition Services and Other                         34
          (n) Retained Business Employees                           34
          (o) Tax Matters Agreement                                 34
          (p) Intellectual Property                                 35
          (q) Leases or Subleases                                   35
          (r) Seller Vendor Contracts                               35
          (s) Removal of Certain Encumbrances                       35
          (t) Reimbursement for Antares Lease                       35
          (u) Sublease Option Agreement                             35
          (v) Merger, Sale or Consolidation of Seller               35
          (w) Distributor Agreement                                 36
          (x) Continued Existence of Certain Subsidiaries           36

                                                                   Page

          (y) Credit Cards                                          36
     Section 8.02 Consents to Assignments; Permits                  36
     Section 8.03 Mutual Covenants                                  37
          (a) Commercially Reasonable Efforts To Meet
              Closing Conditions                                    37
          (b) Announcements; Confidentiality                        37
          (c) Employment Procedures                                 37
          (d) OUS Fair Trade Filings                                39
          (e) Leased Space                                          39
          (f) Shared Assets                                         39
          (g) Further Assurances                                    40
     Section 8.04 Survival of Representations and Warranties;
                 Indemnities                                        41
     Section 8.05 Allocations of Purchase Price                     43
     Section 8.06 Resolution of Disputes                            44

ARTICLE IX

                           Termination                              44
     Section 9.01 Termination                                       44
     Section 9.02 Effect of Termination; Termination Fee            45

ARTICLE X

                          Miscellaneous                             46
     Section 10.01 Expenses                                         46
     Section 10.02 Benefit; Assignment                              46
     Section 10.03 Governing Law                                    46
     Section 10.04 Notices                                          46
     Section 10.05 Headings                                         47
     Section 10.06 Counterparts                                     47
     Section 10.07 Entire Agreement                                 47
     Section 10.08 Waiver; Amendment; Modification                  48
     Section 10.09 Severability                                     48
     Section 10.10 Guarantee of Buyer's Parent                      48
     Section 10.11 Guarantee of Seller                              48
     Section 10.12 Buyer's Knowledge of Business                    48
     Section 10.13 Jurisdiction                                     48
     Section 10.14 Applicability                                    49

APPENDIX A - Definitions

Exhibit A                - Trademark and Tradename Agreement
Exhibit B                - Ernst & Young LLP Adjustments
Exhibit C                - Escrow Agreement
Exhibit D                - License Agreement
Exhibit E                - Administrative Services Agreement
Exhibit F                - MIS Services Agreement
Exhibit G                - Central Support and Spare Parts Supply
                           Agreement
Exhibit H                - Tax Matters Agreement
Exhibit I                - Sublease Option Agreement
Exhibit J                - Distributor Agreement
Exhibit K                - Proposed Canadian Defined Contribution Plan


Schedule 2.01(b)         - Excluded Real Property Leases
Schedule 5.01(c)         - Capital Stock of Subsidiaries
Schedule 5.01(d)(1)(i)   - Certain Agreements
Schedule 5.01(d)(1)(ii)  - Leases
Schedule 5.01(d)(3)(i)   - Existing Defaults Under Operating Agreements
Schedule 5.01(d)(3)(ii)  - Restrictions on Assigned Agreements and
                           Enforceability
Schedule 5.01(d)(3)(iii) - Encumbrances
Schedule 5.01(d)(3)(iv)  - Backlog Report
Schedule 5.01(d)(4)(i)   - Real Property Leases
Schedule 5.01(d)(4)(ii)  - Enforceability of Real Property Leases
Schedule 5.01(d)(4)(iii) - Permitted Encumbrances
Schedule 5.01(d)(7)      - Other Assets Necessary for Operation of
                           Business
Schedule 5.01(e)(i)      - Litigation
Schedule 5.01(e)(ii)     - Litigation Defaults
Schedule 5.01(f)         - Conflicts
Schedule 5.01(j)         - Environmental Permits
Schedule 5.01(k)(i)      - Employee Benefit Plans
Schedule 5.01(k)(iii)    - Severance
Schedule 5.01(l)         - Labor Disagreements
Schedule 5.01(m)         - Insurance Policies
Schedule 5.01(n)(i)      - Intellectual Property
Schedule 5.01(n)(ii)     - Judgments, Licenses, Etc.
Schedule 5.01(n)(iii)    - Claims Against Intellectual Property
                           Infringements; Violations
Schedule 5.01(o)(i)      - Certain Employees
Schedule 5.01(o)(ii)     - Consultants and Independent Contractors
Schedule 5.01(o)(iii)    - Employment Contracts and Non-Competition
                           Agreements
Schedule 5.01(o)(iv)     - Retained Business Employees
Schedule 5.01(p)         - Customer Lists By OUS Jurisdiction
Schedule 5.01(s)         - Transactions with Certain Persons
Schedule 6.02(j)         - Seller Guarantees
Schedule 8.05            - Purchase Price Allocation
Schedule 10.12(a)        - Certain Officers of Buyer
Schedule 10.12(b)        - Certain Officers of Seller

          AMENDED AND RESTATED PURCHASE AGREEMENT dated August 31, 1995, among ADA Global, Inc. (formerly InterData Inc.), a Delaware corporation ("Buyer"), AmeriData Technologies, Inc., a Delaware corporation ("Parent") and Control Data Systems, Inc., a Delaware corporation ("Seller").

          WHEREAS, Seller and certain of its Subsidiaries agree to sell to Buyer and certain of its subsidiaries and Buyer and certain of its subsidiaries agree to purchase from Seller and certain of its Subsidiaries, certain properties, rights and assets of Seller and certain of its Subsidiaries, and Buyer and certain of its subsidiaries agree to assume certain liabilities of Seller and certain of its Subsidiaries, each as described herein.

          WHEREAS, Buyer, Seller and Parent entered in a Purchase
Agreement, dated April 12, 1995, and hereby agree to amend and restate the terms of such agreement in its entirety.

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                 ARTICLE I

                                Definitions

          For the purposes hereof, capitalized terms used herein shall have the respective meanings assigned to them in Appendix A hereto or elsewhere herein. References in this Agreement to articles, sections, paragraphs, clauses and exhibits are to articles, sections, paragraphs, clauses and exhibits in or to this Agreement unless otherwise indicated.


                                ARTICLE II
                     Purchase and Sale of the Business

          Section 2.01 Transfer of Assets; Assumption of Assumed Liabilities. (a) In exchange for the payment of the Purchase Price and in reliance upon the representations, warranties and agreements contained herein and subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined), Seller will, and will cause each of the Subsidiaries (other than the Purchased Subsidiaries (as hereinafter defined) with respect to which the issued and outstanding capital stock is being sold by Seller to Buyer as part of the Purchased Assets (as defined below)) to, sell, convey, transfer, assign and deliver, or cause to be delivered, to Buyer, and Buyer will purchase on a going concern basis and acquire from Seller and each Subsidiary that is not a Purchased Subsidiary, the Purchased Assets. The "Purchased Assets" shall include all the properties and assets, real, personal, tangible and intangible existing on the Closing Date, used or owned by Seller or such Subsidiaries in the conduct of the Business, except for the Excluded Assets (as hereinafter defined) and shall include, without limitation:

     (i) those assets of the Business reflected on the Closing Balance
Sheet;

     (ii) subject to the provisions of Section 8.02 hereof, all of the Assigned Agreements;

     (iii) all of the right, title and interest of Seller and its Subsidiaries in, and the going concern value of, the Intellectual Property listed on Schedule 5.01(n)(i) and licenses to use all of the Intellectual Property listed on Schedule 5.01(n)(ii), including in each OUS Jurisdiction a limited license to use the name "Control Data" which license shall be evidenced by and subject to the terms of a Trademark and Tradename License Agreement in the form of Exhibit A attached hereto (the "Trademark and Tradename Agreement");

     (iv) all of the Intangibles relating to the Business;

     (v) all of the issued and outstanding capital stock of Control Data Gesellschaft mbH (Austria), Control Data AS (Norway), Control Data Systems Plc (United Kingdom) (collectively the "Purchased Subsidiaries");

     (vi) subject to the provisions of Section 8.03(c) hereof, all assets of the defined benefit pension plans of the Business reflected on the Financial Statements of the Control Data de Mexico S.A. de C.V. ("Control Data Mexico") and Control Data AS (Norway) and the defined contribution plans of Control Data Gesellschaft mbH (Austria) and Control Data Systems Plc; and

     (vii) Subject to the provisions of Section 2.01(d)(vii), the Compromise Agreement Pursuant to Section 140 of the Employment Protection Consolidation Act 1978 dated August 22, 1995 between Control Data Systems Plc and Michael Guist Roberts and the Compromise Agreement Pursuant to
Section 140 of the Employment Protection Consolidation Act 1978 dated August 22, 1995 between Control Data Systems Plc and Christine Pamela Roberts. The two compromise agreements described in the immediately preceding sentence shall hereinafter collectively be referred to as the "Roberts Termination Agreements."

     (b) Except as otherwise expressly agreed to by Seller and Buyer in writing, the Purchased Assets and the net book value of the Business reflected on the Closing Balance Sheet shall not include the items set forth in the following clauses (i) - (xii) which shall be referred to herein collectively as the "Excluded Assets": (i) any prepaid Taxes, Tax refunds or deferred Taxes of the Subsidiaries that are not Purchased Subsidiaries, (ii) subject to the provisions of Section 8.03(c) hereof, the defined benefit pension plan assets of the Business reflected on the Financial Statements of the Control Data Systems Canada, Ltd. and Control Data Limited (U.K.), (iii) the Real Property owned by Control Data Mexico,
(iv) any assets used by Seller or its Subsidiaries exclusively in the conduct of the Retained Businesses or not used in connection with the Business by Seller or any other subsidiaries of Seller, (v) all Receivables of Control Data Mexico existing on the Closing Date (the "Mexican Receivables") which Mexican Receivables shall be set forth on a list delivered by Seller to Buyer pursuant to the provisions of Section 4.02(d) hereof, (vi) any Shared Assets unless mutually agreed to be transferred to Buyer in accordance with Section 8.03(f), (vii) the Real Property Lease entered into by Control Data Mexico for property located in the city of Saltillo, Mexico and all of the equipment and property stored therein, including, without limitation, the fixtures thereto, (viii) Control Data Mexico's or Seller's interest in CIATSA,

(ix) the Real Property Lease entered into by Control Data Systems, Plc for the real property known as Kendall House, (x) the Real Property Leases set forth on Schedule 2.01(b) which Real Property Leases pertain to vacant property or property not used in the Business, (xi) any intercompany Receivables of Seller or any of the Subsidiaries and (xii) the former Antares Receivable due from the City of Montreal.

     (c) Buyer and Seller agree that the Purchase Price set forth in
Section 3.01 hereof shall include $5.5 million in respect of Seller's goodwill in the Business which shall be allocated as follows: (i) $5,250,000 for goodwill of the Business attributable to the United States and (ii) $250,000 for goodwill of the Business attributable to the OUS Jurisdictions. The Purchase Price shall also include $100,000 for Seller's covenant not to compete with Buyer for two years from the Closing Date as set forth in Section 8.01(c) hereof, provided, however, that this allocation of a portion of the Purchase Price is in no way intended to limit Seller's liability for a breach of such covenant.

     (d) On the Closing Date Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of Seller and its Subsidiaries, as applicable:

          (i) all liabilities arising out of or related to the Assigned Agreements, but (x) only to the extent that the same have not been paid, performed or discharged prior to the Closing Date and (y) not including any liability with respect to breach prior to the Closing Date of any Assigned Agreement;

          (ii) all liabilities reflected or reserved for on the Closing Balance Sheet to the extent, but only to the extent, of the amounts reflected or reserved thereon;

          (iii) any other liabilities or obligations assumed by Buyer elsewhere in this Agreement, the Schedules, the Supplemental Agreements or in writing.

     The liabilities described in clauses (i) through (iii) above are hereinafter collectively referred to as the "Assumed Liabilities."

     Except as expressly provided or referenced in this subsection
(d), Buyer is not assuming any liabilities or obligations of Seller or its Subsidiaries. In particular (but without limitation), except as provided or referenced in this subsection (d), Buyer is not assuming any liabilities or obligations with respect to or arising out of (i) the Excluded Assets,
(ii) subject to the provisions of Section 8.03(c) hereof, the defined benefit pension plans of the Business reflected on the Financial Statements of Control Data Systems Canada, Ltd and Control Data Limited (U.K.) or Employee Related Liabilities, except those expressly assumed by Buyer hereunder, (iii) any liabilities in respect of environmental matters,
(iv) other than as provided in Section 4.02(b) herein, any liabilities in respect of any Taxes of Seller or any Subsidiary that is not a Purchased Subsidiary for any and all periods through the period ending on the Closing Date including, without limitation, any Tax liability of Seller, any Subsidiary, Ceridian Corporation ("Ceridian") or any of their respective affiliates, or any Taxes relating to, or arising out of or in connection with the spin-off by Ceridian of Seller in July 1992, (v) any liabilities not set forth on the Closing Balance Sheet, (vi) any intercompany payables of Seller or any of the Subsidiaries and (vii) all liabilities and obligations under the Roberts Termination Agreements, including, without limitation, the obligation to make payments thereunder and (viii) any litigation, action, suit, proceeding or investigation to which a Subsidiary other than a Purchased Subsidiary is a party, pending or threatened, known or unknown and any liabilities related thereto or arising therefrom on or prior to the Closing Date (collectively, the "Excluded Liabilities").

          (e)(i) It is the intention of Buyer and Seller that a closing with respect to the Business conducted by the Subsidiary in Portugal shall occur on September 29, 1995 or such other date as is mutually agreed to by the parties. However, Buyer and Seller agree that Buyer has not completed its due diligence review of the Business in Portugal and Buyer shall not be obligated to consummate the acquisition of the Purchased Assets in Portugal if in the course of completing its due diligence review, facts or circumstances are revealed to Buyer which facts or circumstances have or are reasonably likely to have a Material Adverse Effect (for purposes of this subsection, clause (B) of the definition of Material Adverse Effect is amended by changing "$650,000" to "$250,000"). Notwithstanding the foregoing, Buyer agrees to issue a joint press release with Seller within a reasonable period of time after the Closing Date in a form mutually agreeable to both parties to the effect that the parties intend for closing with respect to Portugal to occur prior to the end of the year subject to the completion of Buyer's due diligence review. On the date such closing occurs, in consideration of the transfer of the Purchased Assets and the assumption of the Assumed Liabilities located in Portugal subject to the terms and conditions of this Agreement, Buyer or any of its subsidiaries shall pay to Seller by wire transfer of immediately available funds to Seller's account at a bank specified by Seller, the Purchase Price Down Payment for the Purchased Assets located in Portugal which amount shall be the net asset value of the Purchased Assets in Portugal as of the month end immediately preceding the Closing Date and which shall be mutually agreed to by Buyer or Seller prior to the date of such Closing.

          (ii) The calculation of the Purchase Price for the Purchased Assets located in Portugal and the method of payment for such Purchase Price shall be calculated in accordance with the provisions of Section 3.02 hereof provided, however, that the period of time in which Seller must calculate the Closing Date Net Asset Amount and the period of time in which Buyer must complete its review of Seller's calculation shall each be thirty
(30) days, and there shall be no Escrow Amount and no Purchase Price Down Payment. If pursuant to the provisions of Section 3.02(a), Buyer and Seller agree to submit the determination of the Closing Date Net Asset Amount for the Purchased Assets located in Portugal to Arthur Andersen & Company, the parties hereby agree to combine the submission of such dispute to Arthur Andersen & Company with the submission to Arthur Andersen & Company of the dispute, if any, over the Closing Date Net Asset Amount for the Purchased Assets set forth on the August 31, 1995 Closing Balance Sheet which dispute unless resolved would otherwise have been submitted to Arthur Andersen & Company as an independent matter.

          (f)(i) It is the intention of Buyer and Seller that a closing with respect to the Business conducted by the Subsidiary in Greece shall occur as soon as practicable and both parties shall use their best efforts to cause such closing to occur on or before November 30, 1995. However, Buyer and Seller agree that Buyer has not completed its due diligence review of the Business in Greece and Buyer shall not be obligated to consummate the acquisition of the Purchased Assets in Greece if in the course of completing its due diligence review, facts or circumstances are revealed to Buyer which facts or circumstances have or are reasonably likely to have a Material Adverse Effect (for purposes of this subsection, clause (B) of the definition of Material Adverse Effect is amended by changing "$650,000" to

"$250,000"). Notwithstanding the foregoing, Buyer agrees to issue a joint press release with Seller within a reasonable period of time after the Closing Date in a form mutually agreeable to both parties to the effect that the parties intend for closing with respect to Greece to occur prior to the end of the year subject to the completion of Buyer's due diligence review. On the date such closing occurs, in consideration of the transfer of the Purchased Assets and the assumption of the Assumed Liabilities located in Greece subject to the terms and conditions of this Agreement, Buyer or any of its subsidiaries shall pay to Seller by wire transfer of immediately available funds to Seller's account at a bank specified by Seller, the Purchase Price Down Payment for the Purchased Assets located in Greece which amount shall be the net asset value of the Purchased Assets in Greece as of the month end immediately preceding the Closing Date and which shall be mutually agreed to by Buyer or Seller prior to the date of such Closing.

          (ii) The calculation of the Purchase Price for the Purchased Assets located in Greece and the method of payment for such Purchase Price shall be calculated in accordance with the provisions of Section 3.02 hereof provided, however, that there shall be no Escrow Amount, no Purchase Price Down Payment and that Buyer and Seller agree that if a Closing with respect to the Purchased Assets located in Greece occurs prior to the submission to Arthur Andersen & Company pursuant to Section 3.02 hereof of any dispute over a Closing Date Net Asset Amount, both Buyer and Seller shall use their best efforts to complete the calculation of the Closing Date Net Asset Amount for the Purchase Assets located in Greece and the review of such calculation, respectively, in order that a dispute, if any, over such calculation may be combined with any other disputes to be submitted to Arthur Andersen & Company which disputes unless resolved would otherwise have been submitted to Arthur Andersen & Company as an independent matter.

          (g) Buyer and Seller agree that Buyer has the option to purchase the Business conducted by Seller in each of the Peoples Republic of China, Korea, Malaysia, Singapore and Thailand (collectively, the "Additional OUS Jurisdictions"). Buyer and Seller agree that Buyer may exercise such option with respect to all or any combination of the Additional OUS Jurisdictions. Within ten (10) business days after Buyer's completion of its due diligence review of the Business (as described more fully in the third succeeding paragraph of this subsection (g)) Buyer shall notify Seller of its decision to purchase either the Purchased Assets owned by, or all of the outstanding capital stock of, the Subsidiary located in the relevant Additional OUS Jurisdictions which decision shall be binding on Seller.

          If Buyer decides to purchase the Business as conducted in any of the Additional OUS Jurisdictions, Buyer and Seller shall enter into an agreement in form and substance substantially identical to this Agreement with respect to such acquisition provided, however, that the dollar amounts for the baskets and caps on indemnification as set forth in Section 8.04 herein, the dollar thresholds contained in the definition of Material Adverse Effect as set forth in Appendix I hereto and any other dollar amount used herein to determine materiality with respect to the operation of the Business shall be mutually agreed to by Buyer and Seller it being herein agreed that such amounts shall reflect the relative size of the Purchase Price for the Additional OUS Jurisdictions as compared to the Purchase Price herein.

          The Purchase Price for the Business in the Additional OUS Jurisdictions shall be $1 million plus the Closing Date Net Asset Amount reflected on a balance sheet prepared as of the closing date for such transaction, which balance sheet shall be prepared on a basis consistent with the preparation of the Closing Balance Sheet herein. It is the intention of Buyer and Seller that a closing with respect to any such acquisition shall occur on December 31, 1995 or such other date as is mutually agreed to by the parties.

          In connection with Buyer's exercise of the aforementioned option, Buyer and Seller agree that Buyer shall have a full opportunity to complete its due diligence review of the Business as currently conducted in the Additional OUS Jurisdictions including (i) a review of all documents, records and other information which Buyer in its opinion shall have deemed relevant and (ii) visits to or inspections of any location where the Business is conducted. Buyer and Seller agree that such review shall commence no sooner than September 1, 1995, and Buyer shall use its best efforts to complete such review by November 30, 1995. From September 1, 1995 until the date on which Buyer has completed its due diligence review, Seller will, and will cause its Subsidiaries in the Additional OUS Jurisdictions to, give authorized representatives of Buyer during normal business hours, in such a manner as not to unduly disrupt normal business activities, access to any and all premises, properties, contracts, books, records and affairs of the Business and will cause the officers of its affiliates to furnish any and all financial, technical and operating data and other information pertaining to the Business as Buyer shall from time
to time reasonably require.   Buyer will hold in confidence all information
obtained as a result of such access or previously furnished by Seller or its Subsidiaries, and will use such information only for the purpose of considering the transactions contemplated hereby.

                                ARTICLE III

                              Purchase Price

          Section 3.01 Purchase Price; Form of Payment. The purchase price for the Purchased Assets shall be the sum of (i) the amount of the Purchased Assets in each OUS Jurisdiction less the amount of the Assumed Liabilities in each OUS Jurisdiction as of the close of business on the Closing Date (collectively, the "Closing Date Net Asset Amount") except that for purposes of calculating the Closing Date Net Asset Amount, the value of any defined benefit pension plan assets included in the Purchased Assets and the value of any liabilities related thereto included in the Assumed liabilities shall be deemed to be zero, and (ii) $5,600,000 which shall be allocated as set forth in Section 2.01(c) hereof (such sum, is herein called the "Purchase Price"). In consideration of the transfer of the Purchased Assets subject to the terms and conditions of this Agreement, on the Closing Date Buyer or any of its subsidiaries shall pay to Seller in cash in U.S. dollars by wire transfer(s) of immediately available funds to Seller's account(s) at a bank(s) specified by Seller the Purchase Price Down Payment less the Escrow Amount.

          Section 3.02 Purchase Price Calculation. (a) Not more than forty-five (45) days after the Closing Date Seller shall deliver to Buyer the Closing Balance Sheet reflecting the Closing Date Net Asset Amount. Such Closing Balance Sheet and the calculation reflected therein of the Closing Date Net Asset Amount shall be prepared in accordance with GAAP and shall incorporate those accounting adjustments to Seller's Financial Statements which were recommended to Buyer by Ernst & Young LLP and agreed to by Seller and Buyer at or prior to the date hereof. A schedule of such Ernst & Young LLP adjustments

(which the parties agree are adjustments to be made to or procedures to be applied to the preparation of the Closing Balance Sheet) is attached hereto as Exhibit B. Buyer and Seller agree that the adjustments contained on Exhibit B set forth either an accounting principle or an agreed upon amount as the case may be to be used in connection with the preparation of the Closing Balance Sheet, the appropriate Financial Statements and the Purchase Price Calculation prescribed in this Article III. The Closing Balance Sheet shall include appropriate reserves in accordance with GAAP for contracts in default. Buyer (and its advisors) shall be entitled to review the work papers, schedules, memoranda and other documents used by Seller and its advisors, in the preparation of the calculation of the Closing Date Net Asset Amount. If Buyer shall in good faith disagree with Seller's calculation of the Closing Date Net Asset Amount, it shall deliver a notice to Seller within forty five (45) days after delivery to Buyer of such calculation setting forth Buyer's disagreement with such calculation and the basis for such disagreement and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify, to the extent practicable, those items or amounts as to which Buyer disagrees, and Buyer and Seller shall be deemed to have agreed with all other items and amounts contained in the calculation of the Closing Date Net Asset Amount. A failure to give such notice within such period shall be deemed to constitute Buyer's acceptance of such calculation. If Buyer gives such notice, Buyer and Seller shall, during the thirty (30) days after delivery to Seller of such notice, negotiate in good faith to resolve the disagreement. If at the end of such 30-day period no resolution is reached, either party may request that the disagreement be resolved within 30 days therefrom by a firm of independent public accountants of national recognition agreed upon by Seller and Buyer, provided, however, that if such firm requires more than 30 days to resolve the disagreement, it shall specify the amount of time it requires in writing to Buyer and Seller (it being agreed that, in the absence of a further agreement, the firm of Arthur Andersen & Company will be mutually agreeable to Seller and Buyer). The determination shall be made by such firm in accordance with the foregoing provisions of this Section 3.02(a) and when so made shall be conclusive, and shall be binding on, and nonappealable by, the parties.
The fees and disbursements of such firm shall be borne equally by Seller and Buyer.

          (b) Within two business days after the date on which the parties agree on the amount of the Closing Date Net Asset Amount or the Closing Date Net Asset Amount is otherwise determined pursuant to the provisions of subsection (a) of this Section 3.02, (i) Buyer or one of its subsidiaries shall pay to Seller the amount, if any, by which the Purchase Price exceeds the Purchase Price Down Payment (the "Positive Differential") or (ii) Seller shall pay to Buyer the amount, if any, by which the Purchase Price Down Payment exceeds the Purchase Price (the "Negative Differential"). Any amounts due Buyer or Seller as a result of the calculation of the Positive Differential or the Negative Differential, as applicable, in accordance with the provisions of the immediately preceding sentence shall be paid to Buyer or Seller, as applicable, in U.S. dollars in immediately available funds by wire transfer to an account designated by Buyer or Seller, as applicable, to which such funds are to be paid, provided, however, that for purposes of the immediately preceding sentence, delivery of a certificate to the Escrow Agent in accordance with the provisions of Section 4 of the Escrow Agreement instructing the Escrow Agent to release to Buyer all or a portion of the Escrow Amount, as applicable, shall constitute payment by Seller to Buyer of all or a portion, as applicable, of the Negative Differential.

                             ARTICLE IV

                              Closing

          Section 4.01 The Closing Date. The purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019 effective on August 31, 1995, or such other time, date or place as Seller and Buyer may mutually agree (the "Closing Date").

          Section 4.02 Certificates, Instruments of Transfer, Etc. (a) Seller agrees that the sale and transfer of the Purchased Assets shall be made by the bills of sale, assignments and other instruments of transfer referred to in Section 7.01.

          (b) Buyer and Seller agree to use reasonable efforts to minimize sales, use, transfer and similar transaction Taxes, if any, payable in connection with the transactions contemplated by this Agreement, provided that such efforts shall not expose any of such parties to any additional cost or risk. Seller agrees to pay the first $100,000 of any such Taxes and Buyer and Seller agree to share equally the cost of any such Taxes in excess of $100,000.

          (c) From and after the Closing Date Buyer shall have the right and the authority to collect for its own account, all Receivables included in the Purchased Assets which shall be transferred to Buyer as provided herein and to endorse with the name of the Seller or its Subsidiaries, as applicable, any checks received on account of the Receivables. From and after the Closing Date Seller and each of its Subsidiaries will, promptly following receipt thereof, transfer and deliver to Buyer any cash or other property that it may receive in respect of such Receivables and until so transferred and delivered the same shall be deemed to be held in trust for Buyer. From and after the Closing Date Buyer shall, in accordance with the terms and provisions of this Agreement, also have the right to compromise, settle and obtain the release of all claims and liabilities related to the Assumed Liabilities and to open all mail and packages and receive all communications and deliveries addressed to Seller or any Subsidiary unless Buyer has actual knowledge that the contents of any mail, package, communication or delivery is not related to the Business.

          (d) For two years following the Closing Date, Buyer shall use commercially reasonable efforts to collect, on behalf of Seller, all Mexican Receivables. Seller shall provide Buyer with a list of all such Receivables within fifteen (15) days after the Closing. On December 1, 1995, Buyer shall remit to Seller, by wire transfer to an account designated by Seller the greater of (i) fifty percent (50%) of the Mexican Receivables or (ii) the amount of Mexican Receivables collected by Buyer from September 1, 1995 through October 31, 1995. From November 1, 1995, through August 31, 1997 Buyer shall continue to use commercially reasonable efforts to collect all remaining Mexican Receivables. For all payments received after October 31, 1995, Buyer shall within thirty days after the end of each calendar month remit to Seller all amounts collected during the preceding calendar month, provided, however, that Buyer shall not be obligated to remit any amounts to Seller after December 1, 1995 until the amount actually collected by Buyer exceeds the amount remitted to Seller on December 1, 1995 and then Buyer shall only be obligated to remit to Seller the amount of such excess. For purposes of determining the amount of collections received in respect of the Mexican Receivables, Buyer agrees to apply all undesignated collections and receipts received against the oldest Mexican Receivables first, however, Buyer and Seller agree that all collections or receipts that are designated to a particular invoice or receivable shall be so applied. All remittances pursuant to this Section 4.02(d) shall be in United States dollars calculated at the exchange rate published in the Wall Street Journal, Eastern edition on the Closing Date. On August 31, 1997 or as soon thereafter as reasonably practicable, Buyer shall reassign to Seller the right to collect all Mexican Receivables which remain uncollected at August 31, 1997.

          (e) Seller shall provide Buyer with a list of all Receivables due from the City of Montreal within fifteen (15) days after the Closing. For two years following the Closing Date, Buyer shall use commercially reasonable efforts to collect, on behalf of Seller, all such Receivables due from the City of Montreal and shall, within thirty days after the end of each calendar month, remit to Seller all amounts collected in respect of such Receivable during the preceding calendar month; provided, however, that Buyer shall not be obligated to commence or continue any litigation, collection or other proceedings with respect to such Receivables.

          Section 4.03 Escrow Arrangement. The Escrow Amount shall be held and delivered pursuant to an Escrow Agreement in the form of Exhibit C hereto with respect to the formation and administration of an escrow account (the "Escrow Agreement").


                                 ARTICLE V

                       Representations and Warranties

          Section 5.01 Representations and Warranties of Seller. Seller hereby represents and warrants, on its own behalf and on behalf of each of its Subsidiaries, to Buyer as follows:

          (a) Organization; Good Standing. Seller and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as currently conducted, and is qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions where failure to qualify would have a Material Adverse Effect.

          (b) Corporate Authorization (1) The execution, delivery and performance by Seller of this Agreement and the Supplemental Agreements to which it is a party have been authorized and approved by all requisite corporate action on the part of Seller, and no other corporate approval or authorization is required on the part of Seller, any trustee, or any other person by law or otherwise in order to make this Agreement and the Supplemental Agreements the valid, binding and enforceable obligations of Seller (subject to the receipt of required consents to assignments of the Assigned Agreements) enforceable against Seller in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          (2) Each Subsidiary has taken or shall by the Closing Date have taken all necessary corporate action to authorize it to execute and deliver the Supplemental Agreements to which it is a party.

          (c) Capital Stock of Subsidiaries. The authorized capital stock of each Subsidiary is as set forth in Schedule 5.01(c). Except as set forth on Schedule 5.01(c), all of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and owned by Seller or another Subsidiary free of any Encumbrances, and no class of any capital stock of any Subsidiary is entitled to preemptive rights. Except as set forth in Schedule 5.01(c), there are outstanding on the date hereof no options, warrants or other rights to acquire the capital stock of any Subsidiary.

          (d) Purchased Assets; Business. (1) Set forth in Schedule 5.01(d)(1)(i) is an accurate list of (i) all Subsidiary vendor contracts for resales; (ii) all contracts used in the operation of the Business which obligate Seller or any Subsidiary to purchase goods or services with a total contract value in excess of $10,000 per year or which has a term in excess of one year; (iii) all contracts used in the Business which obligate Seller or any Subsidiary to provide goods or services over a one year period at a cost in excess of $100,000 per year or which has a term in excess of one year; (iv) all collective bargaining agreements involving Employees; (v) all loan agreements or other borrowing arrangements entered into by Seller or any Subsidiary in connection with the Business; (vi) all Employment Contracts; (vii) all other contracts entered into by Seller or any Subsidiary in connection with the Business and not in the ordinary course consistent with past practice; and (viii) all other contracts material to the conduct of the Business and not involving sales to customers.

          (2)(i) All of the agreements set forth on Schedule 5.01(d)(1)(i) along with the Leases and all other agreements (including maintenance agreements) with each customer, client or other similar entity to whom products or services are provided in connection with or related to the Business and each agreement pursuant to which products or services are provided to Seller and its Subsidiaries in connection with the Business and all other agreements in connection with the Business which would be required to be included in Schedule 5.01(d)(1)(i) but for the time or dollar limitations set forth in the immediately preceding paragraph, (ii) any agreements reflected on the Balance Sheet or the Closing Balance Sheet or made available at the Subsidiaries' locations in due diligence, and which are not otherwise required to be included in Schedule 5.01(d)(1)(i) pursuant to the first paragraph of this Section 5.01(d) and (iii) any other agreement not knowingly omitted by Seller from Schedule 5.01(d)(1)(i), the performance of which would not have a Material Adverse Effect on the Business, are hereinafter collectively referred to as the "Operating Agreements". Set forth in Schedule 5.01(d)(1)(ii) is an accurate list of all Leases pursuant to which products are leased to Seller and its Subsidiaries with a total contract value in excess of $10,000 per year or with a term in excess of one year. True and complete copies of the agreements set forth on Schedules 5.01(d)(1)(i) and 5.01(d)(1)(ii) (including any side agreements, letters or other instruments constituting amendments or modifications thereof) have been or will be furnished to Buyer or will be made available for inspection by Buyer on or prior to the Closing Date.

          (3) Except as set forth in Schedule 5.01(d)(3)(i), neither Seller nor any of its Subsidiaries is in default (and, to Seller's knowledge, there is as of the date of this Agreement no other default and no event which, with notice or lapse of time or both, would constitute a
default) under any of the Operating Agreements.   Each Operating Agreement
is
in full force and effect, and is valid, binding and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject to general principles of equity (whether in a proceeding in equity or at law). Except as set forth on Schedule 5.01(d)(3)(ii) and except with respect to approvals and consents required to be obtained pursuant to Section 6.01(j), neither the validity nor the enforceability of any such Operating Agreement will be affected by the sale of the Purchased Assets as contemplated herein in a way that would have a Material Adverse Effect. Seller and each of the Subsidiaries, as applicable, has the right to assign the Operating Agreements to which it is a party, subject to restrictions on assignment contained in the Operating Agreements listed in
Schedule 5.01(d)(3)(ii). Except for the lien of Taxes not yet due and Encumbrances set forth on Schedule 5.01(d)(3)(iii) or those which will be removed by or caused to be removed by Seller on or prior to the Closing Date, neither Seller nor any Subsidiary has otherwise assigned, pledged or encumbered its interest in the Operating Agreements to which it is a party. None of the Operating Agreements was entered into by Seller or any Subsidiary other than in the ordinary course of business consistent with past practice. Schedule 5.01(d)(3)(iv) also sets forth a backlog report for the Business as currently conducted in the United Kingdom, Canada and Mexico.

          (4) The Real Property Leases listed in Schedule 5.01(d)(4)(i) hereto constitute all of the Real Property Leases to which Seller or any of the Subsidiaries is a party and which are used in the conduct of the Business as presently conducted. True and complete copies of such Real Property Leases and all amendments thereto and modifications thereof have been or will be furnished to or made available for inspection by Buyer on or prior to the Closing Date. All buildings, structures, improvements, fixtures, and appurtenances (i) are in good physical and operating condition, ordinary wear and tear excepted, (ii) are adequate and suitable for the purposes for which they are presently being used and (iii) conform in all material respects to all applicable laws, ordinances, and regulations. Each such Real Property Lease is in full force and effect, and is valid, binding and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject to general principles of equity (whether in a proceeding in equity or at law). Except as set forth on Schedule 5.01(d)(4)(ii) neither the validity nor the enforceability of any such Real Property Lease will in any way be affected by the sale of the Purchased Assets as contemplated herein. Except as set forth in Schedule 6.01(j) hereto, no third-party consent or approval is required for the assignment of any such Real Property Lease to Buyer, or for the consummation of the transactions contemplated herein.

          There are no material Encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations or limitations, other than the Permitted Encumbrances listed in Schedule 5.01(d)(4)(iii), that interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business. Except with respect to environmental matters as set forth in Section 5.01(j), neither Seller nor any of its Subsidiaries is in violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of such leased properties except for such violations which would not result in a Material Adverse Effect. Neither Seller nor any of the Subsidiaries have received notice of any pending or threatened condemnation proceedings relating to any of the properties that are the subject of the Real Property Leases and, so far as known to Seller, there are no such pending or threatened proceedings. Neither Seller nor any of the Subsidiaries is in default in any material respect under any Real Property Lease. No party to any Real Property Lease has asserted any defense, set-off or counterclaim thereunder. No waiver, indulgence, or postponement of any obligations under any Real Property Lease has been granted by Seller or any Subsidiary. No notice of default or termination has been given or received and, to the knowledge of Seller, no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a default or permit early termination under any Real Property Lease.

          On the Closing Date, all accrued and currently payable rents and other payments required by each Real Property Lease to be paid to Seller or any Subsidiary shall have been paid or the liability therefor shall have been accrued on the Closing Balance Sheet consistent with past practice and the requirements of GAAP. Seller and each of the Subsidiaries has complied in all material respects with all covenants and provisions of each Real Property Lease to which it is a party.

          (5) The Purchased Assets do not include any Real Property other than Real Property Leases.

          (6) Seller and the Subsidiaries have good and marketable title to all of the Inventory, Receivables, Intangibles, and Other Property free and clear of all Encumbrances, subject to the rights of personal property lessors and software licensors. Each of the Receivables arose in the ordinary course of the Business and constitutes a valid right to payment in accordance with GAAP for goods sold or leased or services rendered and creates a valid claim in accordance with GAAP against the account debtor with respect thereto. Neither Seller nor any of the Subsidiaries has provided any extended or unusual terms outside of the ordinary course of business in the applicable OUS Jurisdiction with respect to any Receivables. To Seller's knowledge, there are no defenses or rights to set-off available to any account debtor with respect to any Receivable. To Seller's knowledge, no account debtor with respect to any Receivable intends to return any product that is the subject of a Receivable.

          (7) Except for the assets used in rendering the services to be provided by the Supplemental Agreements (other than the Bills of Sale and Assignment and Assumption Agreements) or other arrangements for transition services, or as indicated in Schedule 5.01(d)(7), the Purchased Assets constitute all of the assets and business of Seller and the Subsidiaries used by Seller and the Subsidiaries in the Business (subject to Section 8.02).

          (e) Litigation. Except as set forth in Schedule 5.01(e)(i), there is no litigation, action, suit, tax audit, proceeding or investigation pending or, to Seller's knowledge, threatened with respect to the Business, any of the Purchased Assets or any of the transactions contemplated hereby before or by any federal, state, local or foreign court or governmental department, commission, board, bureau, agency or
instrumentality, or any other entity.   Except as set forth in Schedule
5.01(e)(ii), neither Seller nor any of the Subsidiaries is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court or governmental department, commission, board, bureau, agency or instrumentality or any other entity with respect to the Business, any of the Purchased Assets or any of the transactions contemplated hereby which, if not cured, would have a Material Adverse Effect.

          (f) No Conflict. Except as set forth in Schedule 5.01(f), the execution, delivery and performance by Seller and its Subsidiaries of this Agreement and the Supplemental Agreements and compliance by Seller and its Subsidiaries with the provisions of this Agreement and the Supplemental Agreements, the consummation by Seller and its Subsidiaries of the transactions contemplated hereby and thereby, and the execution, delivery and performance by each of Seller and its Subsidiaries of the bills of sale, assignments and other instruments of transfer referred to in this Agreement to which each is a party, (i) will not violate in any material respect any provision of applicable law to which Seller or any of its Subsidiaries, as applicable, is subject, (ii) will not conflict with any provision of the Certificate of Incorporation or By-laws or other organizational documents of Seller or its Subsidiaries or conflict with or constitute a default (or, to Seller's knowledge, are not events which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by any of the terms, conditions or provisions of any material contract, agreement or other instrument binding on Seller or any of its Subsidiaries, (iii) will not result in the creation of any Encumbrance upon any of the Purchased Assets, (iv) do not require the consent or approval of, or registration, declaration or filing with, any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality, except for compliance with the requirements of any applicable OUS statutes substantially equivalent to the HSR Act and any filings under laws required in connection with the conveyance of the vehicles, and (v) do not violate any order, writ, injunction, decree, arbitral award, statute, rule or regulation applicable to Seller or any of its Subsidiaries, to any of the Purchased Assets or to the Business, the violation of which could have a Material Adverse Effect.

          (g) Financial Statements; Books and Records; No Material Adverse Change. Seller has delivered to Buyer (or in the case of (iii) below will deliver to Buyer as soon as possible but in no event later than September 30, 1995) or will make available to Buyer on site with respect to any Subsidiary copies of each of the following: (i) audited consolidated Financial Statements of Seller as of and for the fiscal year ends for the years 1993 and 1994; (ii) Financial Statements of each Subsidiary, as of and for the fiscal year ends for the years 1993 and 1994, prepared in accordance with local standards and with local generally accepted accounting principles, adjusted to GAAP and translated to United States dollars, all as part of Seller's regular and customary consolidation of Subsidiary Financial Statements; (iii) audited Financial Statements as of and for the fiscal year ends for the years 1993 and 1994 that are required for purposes of filing a Current Report on Form 8-K by Parent with respect to the transactions contemplated hereby; (iv) for the period from December 31, 1994 to the Closing Date unaudited monthly year-to-date profit and loss statements for each Subsidiary before and after exclusion of the Retained Business and the period end balance sheet, including the Retained Business but excluding those items identified thereon as excluded from such balance sheet; (v) the Financial Statements of Seller as at and for the period ending June 30, 1995 and the Ernst & Young LLP adjustments thereto which are attached hereto as Exhibit B, respectively; (vi) detailed analyses of any reserves related to the Purchased Assets as such reserves are reflected on the books of account of Seller and its Subsidiaries as of the fiscal year end for the years 1993 and 1994; and (vii) with respect to the Financial Statements delivered pursuant to clauses (i) through (iv) above, Seller has delivered or made available on site with respect to any Subsidiary any reports or management letters concerning the Business received by Seller from, or delivered by Seller or any Subsidiary to, any auditor or accounting firm responsible for preparing such Financial Statements. The Financial Statements have been prepared from the books and records of the Business consistent with

Seller's normal accounting practices for the Business in accordance with applicable generally accepted accounting principles consistently applied throughout the periods involved and as modified by the Ernst & Young LLP adjustments set forth in Exhibit B hereto, except (i) the unaudited Financial Statements do not contain some or all of the footnotes required by applicable generally accepted accounting principles and (ii) the interim Financial Statements do not contain all accruals and adjustments generally made at year end. The Financial Statements fairly present, in all material respects the financial condition of Seller or the Business, as applicable, as at said dates and for the periods then ended. The Financial Statements are accurate in all material respects and fairly reflect profits, losses, cash flows and the financial position of Seller or the Business, as applicable, as at said dates and for the periods then ended. The books of account of Seller and its Subsidiaries with respect to the Business fairly reflect in all material respects all transactions of Seller and its Subsidiaries and other matters required to be reflected therein consistent with the Financial Statements referred to above. If, on or prior to the Closing Date Buyer provides Seller with written notice of its need for (i) any or all of the Financial Statements described in this Section 5.01(g) as of and for the fiscal year end for the year 1992 or (ii) other Financial Statements described in such notice, for purposes of filing a Current Report on Form 8-K by Parent with respect to the transactions contemplated hereby, Seller shall, as soon as practicable, but in no event later than fifty days after the Closing Date, provide Buyer with copies of the requested Financial Statements audited by KPMG Peat Marwick LLP or other auditors and prepared in accordance with GAAP.

          (h) Taxes. With respect to any Subsidiary for which Buyer has elected to purchase the outstanding capital stock, or otherwise with respect to the Business, Seller and each of its Subsidiaries has: (i) correctly prepared and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes; (ii) timely and properly paid all Taxes that are due and payable; (iii) established on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable; and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. There are no liens for Taxes upon the Purchased Assets, except liens for Taxes not yet due. Except for the agreement between Ceridian and Seller dated as of July 31, 1992 and except as set forth on
Schedule 5.01(h), neither Seller nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.

          (i) No Brokers. Seller has not made contact or had any dealings with or entered into, and will not enter into, any agreement, arrangement or understanding with any broker, leasing agent, finder or similar person or entity with respect to this Agreement and the transactions contemplated hereby which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          (j) Environmental Matters. (i) Except as set forth in Schedule 5.01(j), Seller and each of the Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under the Environmental Laws as defined below, (such permits collectively, the "Permits"), for the operation of the Business at each site where property subject to a Real Property Lease is located (the "Sites"), all such Permits are in good standing, and Seller and its Subsidiaries, as applicable, are currently in compliance with all terms and conditions of the Permits.

          (ii) Seller and each of the Subsidiaries are, and at all times have been, in compliance in all material respects with all requirements arising under any applicable common law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (all as amended, hereinafter "Environmental Laws"). Neither Seller nor any of the Subsidiaries has been notified that it is in violation, or alleged to be in violation, of any judgment, decree, order, law, license, rule or regulation pertaining to the Permits or other environmental, health or safety matters arising under the Environmental Laws.

          (iii) Neither Seller nor any Subsidiary has received written notice from any third party, including without limitation any foreign governmental authority, (a) that there has been a release, spill, leak, pumpage, pouring, emission, emptying, discharge, injection, escape, disposal or dumping ("Release") into the environment of any hazardous waste, any hazardous substances, any pollutant or contaminant and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which Seller or any Subsidiary has generated, transported or disposed of; or (b) that Seller or any Subsidiary is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances.

          (iv) No portion of any Site has been used for the handling, processing, treatment, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any of the Sites. In the course of any activities conducted by Seller or any Subsidiary or any operator of Seller's or any Subsidiary's Sites, no Hazardous Substances have been generated or are being used on such Site except in accordance with applicable Environmental Laws. There have been no Releases of, and are no threatened releases of, Hazardous Substances on, upon, into or from any of the Sites. Any hazardous wastes that have been generated on any of the Sites have been treated or disposed of or transported only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, and which facilities have been and are, to the best of Seller's knowledge, operating in material compliance with such permits and applicable Environmental Laws.

          (v) There is not constructed, placed, deposited, stored, disposed of, released, leaking or located on or at any of the Sites any (a) asbestos which has become or threatens to become friable, (b) polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts or other equipment containing dielectric fluid which contains PCBs, or (c) any insulating material containing urea formaldehydes.

          (k) Employee Benefit. (i) Except as set forth in Schedule 5.01(k)(i), otherwise made available for inspection by Buyer on or prior to the Closing Date or reflected on the Closing Balance Sheet, neither Seller nor any of the Subsidiaries maintains, nor is it required to contribute to or has liabilities with respect to, any Employee Benefit Plan and no Company Personnel or dependent of such Company Personnel is entitled to any benefits except as provided for by the provisions of such Employee Benefit Plans.

          (ii) Seller has provided or will provide to or make available for inspection by Buyer on or prior to the Closing Date (x) copies of all Employee Benefit Plans or in the case of an unwritten plan, a written description thereof, (y) copies of any annual, financial or actuarial reports and taxing authority determination letters relating to such Employee Benefit Plans and (z) copies of the most recent summary plan descriptions (whether or not required to be furnished under any foreign equivalent of ERISA) and all material employee communications relating to such Employee Benefit Plans and distributed to Company Personnel.

          (iii) Except as set forth in Schedule 5.01(k)(iii), the events contemplated by this Agreement (either alone or together with any other event occurring on or prior to the Closing Date) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Employee Benefit Plan, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Benefit Plan or compensation to any Company Personnel, (y) result in any payments (including parachute payments) under any Employee Benefit Plan becoming due to any Company Personnel, or (z) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Benefit Plan.

          (iv) Seller and each of the Subsidiaries has, in the conduct of the affairs of the Business, complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, terms and conditions of employment, collective bargaining and the payment of social security and similar Taxes.

          (v) Seller and each Subsidiary has or shall by the Closing Date have taken all necessary actions under any foreign equivalent of the Worker Adjustment and Retraining Notification Act and Seller will provide Buyer, upon request, with such information as shall be necessary for Buyer to comply fully with all such laws, regulations and other legal requirements.

          (vi)  None of the Employee Benefit Plans is subject to ERISA.

          (l) Labor Disagreements. In connection with the operation of the Business, except as set forth on Schedule 5.01(l), (i) neither Seller nor any of the Subsidiaries is engaged in any material unfair labor practice; (ii) neither Seller nor any Subsidiary has been notified of any unfair labor practice charge or complaint against Seller or any Subsidiary pending and, to the knowledge of Seller, no such charge or complaint is threatened before any equivalent governmental body in any OUS Jurisdiction to the National Labor Relations Board, any labor relations board or any court or tribunal; (iii) neither Seller nor any Subsidiary has been notified of any charge or claim filed at or with any equivalent governmental body to the Equal Employment Opportunity Commission, any agency having similar jurisdiction or any court or tribunal, actually pending and, to the knowledge of Seller, no such charge or claim is threatened against Seller or any Subsidiary in connection with the operation of the Business; (iv) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting Seller or any Subsidiary and, to the knowledge of Seller, none is or has been threatened; (v) neither Seller nor any Subsidiary has been notified of any grievance that would have a Material Adverse Effect; and
(vi) neither Seller nor any

Subsidiary has any labor contracts or collective bargaining agreements with respect to any Company Personnel.

          (m) Insurance. Seller and its Subsidiaries maintain and have in full force and effect the insurance policies covering the Purchased Assets and the Business that are set forth in Schedule 5.01(m). Copies of the insurance policies covering the Purchased Assets and the Business have been or will be provided to or made available for inspection by Buyer on or prior to the Closing Date.

          (n) Intellectual Property. Schedules 5.01(n)(i) and 5.01(n)(ii) (each containing the items contemplated by Section 2.01(a)(iii)) together with any Intellectual Property included in the Shared Assets, contain a complete list of all Intellectual Property used in the Business. Schedule 5.01(n)(iii) contains a complete and correct list and a brief description of all of the judgments, covenants not to sue, permits, grants, franchises, licenses and other agreements relating to the Intellectual Property, which bind, obligate or otherwise restrict Seller or any Subsidiary. Except as otherwise set forth in Schedule 5.01(n)(iii), Seller or one of its Subsidiaries is the sole and exclusive beneficial owner of all right, title and interest in and to the Intellectual Property listed in Schedules 5.01(n)(i) and 5.01(n)(ii) (with no breaks in the chain of title thereof), free and clear of any Encumbrance of any kind whatsoever. All of the rights associated with the Intellectual Property listed in Schedules 5.01(n)(i) and 5.01(n)(ii) are in full force and effect and have not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or unenforceability of such rights. With respect to the Intellectual Property not owned by Seller or any of its Subsidiaries, no such Intellectual Property is used by Seller or any Subsidiary other than by the consent of or licenses from the rightful owner thereof. Except as set forth in Schedule 5.01(n)(iii), neither Seller nor any Subsidiary (i) has knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property; (ii) is engaged, or any product it manufactures, uses or sells, or any process, method, packaging, advertising, part or material it employs in the manufacture, marketing or sale of any of such product, or the manufacture, marketing, use or sale of any such product, process, method, packaging, advertising, part or material, or the use of any Intellectual Property, breaches, violates or infringes any rights of anyone else or requires payment for the use of any patent, trade name, trade secret, trademark, copyright or other right of another; or (iii) is a licensee of, or is making payments or is obligated to make payments for the use of, any trademark, trade name, copyright, patent, trade secret or other proprietary right of another person or entity material to the Business. Schedule 5.01(n)(iii) also sets forth all infringements or violations of the Intellectual Property rights of which Seller or any Subsidiaries are aware.

          (o) Employees. (i) Schedule 5.01(o)(i) (1) sets forth the name, location, title, date of employment, salaries, bonuses (and any changes in salaries or bonuses since January 1, 1994) of each Employee at the level of manager or higher. Schedule 5.01(o)(ii) sets forth the name and a summary of the terms of all contracts, agreements or other arrangements pursuant to which consultants, independent contractors or other non-Employee persons received compensation in excess of $50,000 during the 1994 calendar year. Except as described in Schedule 5.01(o)(iii), on the date of this Agreement no individual is a party to an Employment Contract pertaining to the Business, and no Employee is a party to a confidentiality agreement or non-competition agreement with Seller or any of the Subsidiaries. No Employee has provided notice to Seller or any Subsidiary of his or her intention to terminate his or her relationship with Seller or any Subsidiary. Seller has no knowledge of any plan of any Employee to do so. Schedule 5.01(o)(iii) also sets forth for each Employment Contract, if applicable, any nonperformance related compensation to be paid pursuant to such Employment Contract, including, without limitation, any bonus related to any acquisitions consummated by Seller or any other transactions to which Seller was a party not in the ordinary course of business.

          (ii) The transfer on or prior to the Closing Date of the Employees listed in Schedule 5.01(o)(iv) (the "Retained Business Employees"), from Seller's Subsidiaries to one or more other affiliates of Seller, whose capital stock is not being purchased by Buyer pursuant hereto, will not interfere with or inhibit the ability of Buyer to conduct the Business after the Closing Date in a manner substantially similar to the manner in which is currently being conducted.

          (p) Customer List; Product Suppliers. Schedule 5.01(p) sets forth true, complete and accurate lists of the customers that accounted for at least 65% of the net revenues, and the ten largest suppliers of product, during the calendar year ending on December 31, 1994, in each OUS Jurisdiction. No client, customer or supplier of Seller or any Subsidiary, has provided notice to Seller or any Subsidiary of its intention to terminate its relationship with Seller or any Subsidiary or to substantially reduce the amount of business it provides to Seller or any Subsidiary. Seller has no knowledge of any plan of any client to do so.
To the best knowledge of Seller, no customer is in default in any material respect under any contract with Seller or any Subsidiary other than defaults with respect to the failure to make payments in a timely manner under such contract.

          (q) Absence of Certain Changes or Events. Except as disclosed pursuant to this Agreement, in the Schedules or in Seller's filings under the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") delivered to Buyer prior to the Closing Date, since December 31, 1994 until the date hereof, there has not been any:

          (i)  Material Adverse Effect;

          (ii) (A) increase in the compensation payable or to become payable to any of the Company Personnel, (B) any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of Company Personnel, or (C) payment or arrangement made or agreed to with respect to Company Personnel, except in the ordinary course of business consistent with past practice pursuant to the existing Employee Benefit Plans described in Schedule 5.01(k)(i) hereto;

          (iii) material labor trouble, or any material controversies or material unsettled grievances threatened between Seller or any Subsidiary, on the one hand, and any Company Personnel or a collective bargaining organization representing or seeking to represent Company Personnel, on the other hand;

          (iv) addition to or modification or amendment of the Employee Benefit Plans other than (A) contributions made for the fiscal years ending on or after December 31, 1994 in accordance with the normal practices of Seller and the Subsidiaries or

(B) the extension of coverage to other Company Personnel who became eligible after December 31, 1994;

          (v) mortgage, pledge or subjection to any Encumbrance of any of the Purchased Assets, except the lien of Taxes not yet due and payable;

          (vi) sale, assignment or transfer of any assets of Seller or any Subsidiary that are material, singly or in the aggregate, to the Business;

          (vii) waiver of any rights of substantial value to Seller or any Subsidiary with respect to the operation of the Business whether or not in the ordinary course of business;

          (viii) cancellation or termination by Seller or any Subsidiary of any material contract, agreement or other instrument used in the operation of the Business to which Seller or such Subsidiary is or was a party;

          (ix) liability incurred by Seller or any Subsidiary with respect to the operation of the Business except liabilities incurred in the ordinary course of business;

          (x) capital expenditure or the execution of any Lease or Real Property Lease with respect to any aspect of the Business or any incurring of liability therefor not in the ordinary course of business consistent with past practice;

          (xi) borrowing of money or guaranteeing of any indebtedness of others with respect to the Business by Seller or any Subsidiary not in the ordinary course of business consistent with past practice;

          (xii) lending of any money or otherwise pledging the credit of Seller or any Subsidiary with respect to the Business;

          (xiii) failure to conduct the Business in the ordinary course consistent with the past practice of Seller and its Subsidiaries;

          (xiv) change in the method of accounting or accounting practice of Seller;

          (xv) loss of services of any Company Personnel that is or are material, individually or in the aggregate, to the conduct of the Business;

          (xvi) material cancellation by any supplier, customer or contractor with respect to the Business;

          (xvii)  extraordinary item of loss; or

          (xviii) agreement by Seller or any Subsidiary to do any of the foregoing.

          (r) Compliance with Laws. Seller and each of the Subsidiaries has complied in the operation of the Business in all material respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America and all states and localities and of each OUS Jurisdiction, as well as all federal, state, local or foreign governmental bodies and authorities, and agencies of any of the foregoing relating to the Business to which it is subject and any undertakings of Seller and each of its Subsidiaries to any of the foregoing. Neither Seller nor any Subsidiary has received any notice to the effect that, or otherwise been advised that in the operation of the Business, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and Seller has no knowledge of any presently existing circumstances are likely to result in violations of any such regulations which could, in any one case or in the aggregate, cause a material loss to the Business or otherwise have a Material Adverse Effect. To the best of Seller's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws or ordinances, regulations or restrictions which, if adopted, would have a Material Adverse Effect.

          (s)  Transactions with Certain Persons.  Except as disclosed in
Schedule 5.01(s) hereto, no stockholder, officer, director of Seller, or to Seller's knowledge, no employee of Seller or any Subsidiary or member of his immediate family is presently a party to any transaction with Seller or any Subsidiary relating to the Business, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than services as officers, directors or employees) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

          (t) Disclosure. As of the date of this Agreement, the representations of Seller in this Agreement or in any schedule, exhibit, or other documents (as limited by any knowledge qualifier contained therein) delivered or made available for inspection pursuant hereto (taken together) do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements included therein or herein, in the light of the circumstances in which they are made, not misleading. Seller's Specified Exchange Act Filings did not, as of the time of their respective filings, include an untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; in all cases, however, solely with respect to statements or omissions concerning the Business.

          (u) Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Closing Balance Sheet, or in any Schedule hereto, the Business has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liabilities for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) which would have a Material Adverse Effect.

          (v) Questionable Payments. Neither Seller nor any Subsidiary has made, and to the knowledge of Seller no officer, director, employee, agent or other representative of Seller or any Subsidiary or any person acting on behalf of Seller or any Subsidiary has made, directly or indirectly, any bribes, kickbacks, illegal political contributions with corporate funds, payments from corporate funds not recorded in records of Seller or such Subsidiary, payments from corporate funds that were falsely recorded on such books and records, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

          (w) No Sales In or Into the United States. During the year ended December 31, 1994, sales attributable to the Purchased Assets and sales of the Purchased Subsidiaries "in" or "into" the United States within the meaning of paragraph 802.50 of the rules and regulations under the HSR Act, totaled less than $25 million.

          (x) Independent Accountants. Arthur Andersen & Company is an independent public accountant with respect to Seller.

          Section 5.02 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

          (a) Organization; Good Standing. Buyer, Parent and each of the Buyer Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of its State or country of organization and each has the corporate power and authority to own or lease its properties and to conduct its business as currently conducted.

          (b) Corporate Authorization. The execution, delivery and performance by Buyer, Parent and the Buyer Subsidiaries of this Agreement and the Supplemental Agreements to which each is a party has been authorized and approved by all requisite corporate action, and no other corporate approval or authorization is required on the part of Buyer, Parent or any of the Buyer Subsidiaries in order to make this Agreement and the Supplemental Agreement, as applicable, the valid and binding obligations of Buyer, Parent or any of the Buyer Subsidiaries, as applicable, (subject to the receipt of required consents to assignments of the Assigned Agreements) enforceable against Buyer, Parent or any of the Buyer Subsidiaries, as applicable, in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          (c) No Conflict. The execution by Buyer, Parent and the Buyer Subsidiaries of this Agreement and the Supplemental Agreements to which each is a party, compliance by Buyer, Parent and the Buyer Subsidiaries with the provisions of this Agreement and the Supplemental Agreements to which each is a party and the consummation by Buyer, Parent and the Buyer Subsidiaries of the transactions contemplated hereby and thereby (i) will not conflict with any provision of the Certificate of Incorporation or By-laws or conflict with or constitute a default (or, to its knowledge, an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by any of the terms, conditions or provisions of any contract, agreement or other instrument binding on Buyer, Parent or any of the Buyer Subsidiaries, as appropriate, which conflict, default, termination or acceleration would have a material adverse effect on Buyer, Parent or any of the Buyer Subsidiaries, (ii) except for compliance with the requirements of any applicable OUS statutes substantially equivalent to the HSR Act, does not require the consent or approval of, or registration, declaration or filing with, any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality, and (iii) does not violate any order, writ, injunction, decree, arbitral award, statute, rule or regulation applicable to Buyer, Parent or any of the Buyer Subsidiaries, as appropriate, violation of which would have a material adverse effect on

Buyer, Parent or any of the Buyer Subsidiaries. The parties hereto acknowledge that the representation contained in clause (ii) of the immediately preceding sentence of this Section 5.02(c) (insofar as it relates to the filing requirements under the HSR Act is made by Buyer and Parent solely in reliance upon Seller's representation in Section 5.01(w) hereof and Seller's acknowledgement to Buyer and Parent that no filing pursuant to the HSR Act is necessary due to the volume of sales attributable to the Purchased Assets "in" or "into" the United States.

          (d) No Brokers. Buyer has not made contact or had any dealings with or entered into, and will not enter into, any agreement, arrangement or understanding with any broker, leasing agent, finder or similar person or entity with respect to this Agreement and the transactions contemplated hereby which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          (e) Financial Capability. Buyer will have available on the Closing Date sufficient funds and financial capability to enable it to consummate the transactions contemplated by this Agreement and will, from time to time, provide assurances and information to Seller as shall reasonably be requested by Seller that it will have such financial capability on the Closing Date.

          (f) Independent Accountants. Arthur Andersen & Company is an independent public accountant with respect to Buyer and Parent, as applicable.


                                ARTICLE VI

                    Conditions Precedent to Obligations
                            of Buyer and Seller

          Section 6.01 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date of the conditions set forth below.

          (a) Compliance with Covenants. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

          (b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement, as updated based on any information contained in any Schedule hereto delivered on or prior to the date of this Agreement shall be deemed to have been made again on and as of the Closing Date and shall then be true and correct in all material respects, and on the Closing Date Seller shall have delivered to Buyer a certificate to such effect.

          (c) Delivery of Closing Documents. Seller shall have delivered to Buyer on or prior to the Closing Date all the documents required to be delivered pursuant to Section

7.01. The Escrow Agent (as defined in the Escrow Agreement) shall have executed and delivered the Escrow Agreement.

          (d) Opinion of Counsel for Seller. Buyer shall have received an opinion or opinions of one or more outside counsel for Seller reasonably acceptable to Buyer, each dated the Closing Date and addressed to Buyer, in form and substance satisfactory to Buyer, together, to the effect that:

          (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has corporate power to carry on its business as it is currently being conducted;

          (ii) Seller has full corporate power and authority to enter into this Agreement and the Supplemental Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and all corporate proceedings required to be taken by or on the part of Seller to authorize it to enter into this Agreement and the Supplemental Agreements and to consummate the transactions contemplated hereby and thereby have been duly and properly taken;

          (iii) This Agreement and the Supplemental Agreements to which Seller is a party have been duly executed and delivered by Seller and each constitutes a legal, valid and binding obligation of Seller, as the case may be, enforceable in accordance with its respective terms;

          (iv) The execution, delivery and performance by Seller of the agreements and instruments referred to in paragraph (iii) above to which it is a party, (A) will not conflict with or violate any provision of any applicable law, rule or regulation or any order, writ, injunction or decree known to such counsel, (B) will not conflict with any provision of the Certificate of Incorporation or By-laws of Seller and, to the knowledge of such counsel, will not conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of any encumbrance upon any of the Purchased Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which it is bound (except as otherwise disclosed herein) and (C) do not require the consent or approval of, or registration, declaration or filing with, any United States federal or Minnesota court, administrative agency or commission or other governmental authority or instrumentality (except for such as have been complied with); and

          (v) To the knowledge of such counsel, there is no action, suit or proceeding pending or threatened in any federal, state, local or foreign court, or governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby, except as described in such opinion;

and as to such other matters as Buyer may reasonably request. Such opinions may be limited by their terms to the laws of the United States of America, the State of Minnesota and the General Corporation Law of the State of Delaware and may be given subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and be limited to the extent that enforcement may be affected by the availability of equitable remedies or the applicability of principles of equity. Each such opinion may assume the matters covered by the other such opinion.

          (e) Opinion of Special Delaware. Buyer shall have received an opinion of special Delaware counsel for Seller reasonably acceptable to Buyer, dated the Closing Date and addressed to Buyer, in form and substance satisfactory to Buyer, to the effect that:

          (i) Pursuant to the provisions of the General Corporation Law of the State of Delaware, neither the execution of this Agreement by Seller nor Seller's consummation of the transactions contemplated hereby, requires any approval of the stockholders of Seller.

          (f) Opinion of Counsel in Each OUS Jurisdiction. Buyer shall have received an opinion or opinions of one or more outside counsel in each OUS Jurisdiction reasonably acceptable to Buyer, each dated the Closing Date and addressed to Buyer:

          (i)  with respect to each Purchased Subsidiary:

          (1) The Purchased Subsidiary located in such OUS Jurisdiction is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to carry on its business as it is currently being conducted;

          (2) The Purchased Subsidiary located in such OUS Jurisdiction has full corporate power and authority to enter into the Supplemental Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and by the Supplemental Agreements, and all corporate and other proceedings required to be taken by or on the part of such Purchased Subsidiary to authorize it to enter into the Supplemental Agreements and to consummate the transactions contemplated by this Agreement and by the Supplemental Agreements have been duly and properly taken;

          (3) The Supplemental Agreements to which such Purchased Subsidiary is a party have been duly authorized, executed and delivered by such Purchased Subsidiary.

          (4) All of the shares of capital stock of such Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and owned by Seller or another Subsidiary free of any Encumbrances, and no class of any capital stock of any such Purchased Subsidiary is entitled to preemptive rights. Except as set forth in Schedule 5.01(c) to this Agreement, to the knowledge of such counsel there are outstanding on the date hereof no options, warrants or other rights to acquire the capital stock of any such Purchased Subsidiary.

          (ii) with respect to each Subsidiary that is not a Purchased Subsidiary:

          (1) the Bills of Sale, Assignment and Assumption Agreements and the other documents of transfer contemplated by Section 7.01 and the

          Supplemental Agreements will, when executed and delivered by the applicable Subsidiary, fully and effectively transfer title as contemplated by this Agreement to the Purchased Assets to Buyer.

          (2) Such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to carry on its business as it is currently being conducted;

          (3) Such Subsidiary has full corporate power and authority to enter into the Supplemental Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and by the Supplemental Agreements, and all corporate and other proceedings required to be taken by or on the part of such Subsidiary to authorize it to enter into the Supplemental Agreements and to consummate the transactions contemplated by this Agreement and by the Supplemental Agreements have been duly and properly taken;

          (4) The Supplemental Agreements to which such Subsidiary is a party have been duly authorized, executed and delivered by such Subsidiary.

          (g) Litigation. As of the Closing Date there shall not be in effect any judgment, order, injunction or decree of any federal, state, local or foreign court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

          (h) No Material Adverse. Except as disclosed in Seller's filings pursuant to the Exchange Act or in the Schedules, there shall not have been any Material Adverse Effect, and Seller does not know of any fact, circumstance, event, occurrence, contingency or condition which would reasonably be expected to result in a Material Adverse Effect since December 31, 1994. Other than in the ordinary course of business and at prices and on terms consistent with the past practice of Seller and its Subsidiaries, neither Seller nor any the Subsidiaries has made any disposition of any portion of the Purchased Assets. The Business has been operated since December 31, 1994 in all material respects only in the ordinary course of business and consistent with the past practice of Seller and its Subsidiaries.

          (i) Retained Businesses. To the extent that any of the Purchased Subsidiaries conduct any of the Retained Businesses, Seller shall have, at its sole cost and expense, transferred the Retained Businesses conducted by such Purchased Subsidiaries, including all liabilities associated therewith, out of such Purchased Subsidiaries and into an entity not being purchased by Buyer.

          (j) Approvals and Consents. On or prior to the Closing Date, Seller or its Subsidiaries, as applicable shall have obtained consents to the assignment of each Assigned Agreement which in any OUS Jurisdiction accounts for ten percent (10%) or more of the revenue in such OUS
Jurisdiction.

          (k) License Agreements. Buyer shall have received the Trademark and Tradename Agreement with respect to the use of the name "Control Data" in the form of Exhibit A hereto. Buyer shall have received a license agreement, in the form of Exhibit D hereto, with respect to all of the Intellectual Property listed on Schedule 5.01(n)(ii) (the "License Agreement").

          (l) OUS Statutes. Any applicable waiting period or clearance under any applicable OUS statutes substantially equivalent to the HSR Act shall have expired, been terminated or granted other than the waiting period under Norwegian law in connection with the filing with the Ministry of Trade and Energy. Buyer and Seller will cooperate to provide any further information or filings requested by such Ministry.

          (m) Release from Confidentiality and Noncompetition Agreements. Seller and each of the Subsidiaries which are not Purchased Subsidiaries shall have released and hereby do release all Company Personnel that are to become employees of Buyer after the Closing Date from any and all confidentiality and noncompetition agreements between such Personnel and Seller or any such Subsidiary, as applicable to the extent necessary to allow them to work for Buyer in the Business, or if such release is not necessary Seller or each Subsidiary that is not a Purchased Subsidiary shall have assigned and hereby do assign such agreements to Buyer including the benefit of any noncompetition and confidentiality provisions contained therein. With respect to confidentiality and noncompetition agreements between Company Personnel and any Purchased Subsidiary or Seller on behalf of any Purchased Subsidiary, Seller agrees that neither it nor any Purchased Subsidiary has nor will terminate such confidentiality and noncompetition agreements on or prior to the Closing Date.

          (n) Transition Services; Supply of Spare Parts. (i) Seller and each of its Subsidiaries, as applicable, shall have executed and delivered to Buyer an agreement in the form of Exhibit E hereto with respect to human resources, general and other administrative services to be provided by Seller to Buyer after the Closing Date (the "Administrative Services Agreement").

          (ii) Seller and each of its Subsidiaries, as applicable, shall have executed and delivered to Buyer an agreement in the form of Exhibit F hereto with respect to MIS support services to be provided by Seller to Buyer after the Closing Date (the "MIS Support Services Agreement").

          (iii) Seller and each of its Subsidiaries, as applicable, shall have executed and delivered to Buyer an agreement in the form of Exhibit G hereto with respect to central support services and spare parts to be provided by Seller to Buyer after the Closing Date (the "Central Support Services and Spare Parts Supply Agreement").

          (o) 338 Elections. Buyer shall have the right to make an effective, irrevocable election under Section 338 of the Code.

          (p) Tax Matters Agreement. Seller shall have executed and delivered to Buyer a tax matters agreement in the form of Exhibit H hereto with respect to the allocation of responsibility and liability for tax matters related to the operation of the Purchased Subsidiaries (the "Tax Matters Agreement").

          (q) Retained Business Employees. Schedule 5.01(o)(iv) sets forth the names of all the Retained Business Employees. On or prior to the Closing Date Seller and its Subsidiaries, as applicable, shall have transferred the Retained Business Employees to affiliates of Seller other than any Subsidiary whose capital stock is being purchased by Buyer pursuant hereto, and will not become Transferred Employees of Buyer. All assets and liabilities associated with the Retained Business Employees with respect to any Employee Benefit Plan, severance plan or any other arrangement covering such Retained Business Employees shall remain with the Seller.

          (r) Leases or Subleases. On or prior to the Closing Date Seller or its Subsidiary, as applicable, shall have executed and delivered to Buyer leases or subleases in forms reasonably satisfactory to Buyer and customary for the relevant OUS Jurisdiction and at then applicable market rates for each location, which rates and terms are mutually agreeable to Buyer and Seller, for the properties located at the facilities located in Mexico City and Monterrey in Mexico and Stockley Park in the United Kingdom. The form and substance of such leases or subleases shall have been agreed to by Buyer and Seller as promptly as practicable but in no event later than the Closing Date.

          (s) Sublease Option Agreement. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a sublease option agreement in the form of Exhibit I hereto with respect to the sublease by Seller of the premises located at Michael House, Burgess-Hill, West Sussex, England (the "Sublease Option Agreement").

          (t) Distributor Agreement. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a distributor agreement in the form of Exhibit J hereto along with a Letter Agreement setting forth those amendments to be made by mutual agreement of the parties to such distribution agreement within thirty days (30) after the Closing Date (collectively, the "Distributor Agreement") with respect to Buyer's right to distribute Seller's ICEM products in the Territory as defined in the Distributor Agreement.

          Section 6.02 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Seller, on or prior to the Closing Date of the following conditions:

          (a) Compliance with Covenants. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

          (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall then be true and correct in all material respects, and on the Closing Date Buyer shall have delivered to Seller a certificate to such effect.

          (c) Delivery of Closing. Buyer shall have delivered to Seller on or prior to the Closing Date all the documents required to be delivered pursuant to Section 7.02. The Escrow Agent (as defined in the Escrow Agreement) shall have executed and delivered the Escrow Agreement.

          (d) Opinion of Counsel for Buyer. Seller shall have received opinions of Dewey Ballantine, special counsel for Buyer and Buyer's in-house counsel, dated the Closing

Date and addressed to Seller, in form and substance satisfactory to Seller, together to the effect that:

     (i) Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     (ii) Buyer and Parent each have full corporate power and authority to enter into each of this Agreement and the Supplemental Agreements, if any, to which it is a party and to consummate the transactions contemplated hereby and thereby, and all corporate and other proceedings required to be taken by or on the part of each of Buyer and Parent to authorize it to enter into each of this Agreement and the Supplemental Agreements, if any, to which it is a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken;

     (iii) Each of this Agreement and the Supplemental Agreements have been duly executed and delivered by Buyer and Parent, as applicable; and

     (iv) The execution, delivery and performance by Buyer and Parent of this Agreement and the Supplemental Agreements to which it is a party,
     (A) will not conflict with or violate any provision of any applicable law, rule or regulation or any order, writ, injunction or decree known to such counsel, (B) will not conflict with any provision of the Certificate of Incorporation or By-laws of Buyer or Parent and, to the knowledge of such counsel, will not conflict with or result in a breach of any term or provision of, or constitute a default under, any indenture, mortgage, lease, agreement or other instrument to which Buyer or Parent is a party or by which it is bound (except as otherwise disclosed), and (C) do not require the consent or approval of, or registration, declaration or filing with, any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality (except for compliance with applicable OUS statutes substantially equivalent to the HSR Act), it being acknowledged that the opinion contemplated by this clause (iv) paragraph (d) (insofar as it relates to the filing requirements under the HSR Act) will be rendered solely based upon the acknowledgements contained in the Seller's representation contained in Section 5.01(w) hereof and in the last sentence of Section 5.02(c) hereof.

and as to such other matters as and Seller may reasonably request. Such opinions may be limited by their terms to the laws of the United States of America and the State of New York and the General Corporation Law of the State of Delaware and may be given subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors, rights generally and be limited to the extent that enforcement may be affected by the availability of equitable remedies or the applicability of principles of equity.

          (e) Opinion of Counsel in Each OUS Jurisdiction. Seller shall have received an opinion or opinions of one or more outside counsel in each OUS Jurisdiction reasonably acceptable to Seller, each dated the Closing Date and addressed to Seller:

          (i)  with respect to each Buyer Subsidiary:

          (1) The Buyer Subsidiary located in such OUS Jurisdiction is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to carry on its business as it is currently being conducted;

          (2) The Buyer Subsidiary located in such OUS Jurisdiction has full corporate power and authority to enter into the Supplemental Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and by the Supplemental Agreements, and all corporate and other proceedings required to be taken by or on the part of such Purchased Subsidiary to authorize it to enter into the Supplemental Agreements and to consummate the transactions contemplated by this Agreement and by the Supplemental Agreements have been duly and properly taken; and

          (3) The Supplemental Agreements to which such Purchased Subsidiary is a party have been duly authorized, executed and delivered by such Purchased Subsidiary.

          (f) Consideration. The Purchase Price shall have been paid to Seller in accordance with Section 3.01.

          (g) Litigation. As of the Closing Date there shall not be in effect any judgment, order, injunction or decree of any federal, state, local or foreign court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

          (h) No Change in Law. There shall not have been any action, or any statute enacted, by any government or agency thereof which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal, prohibit or restrict the consummation of the transactions contemplated herein.

          (i) OUS Statutes. Any applicable waiting period of clearance under any applicable OUS statutes substantially equivalent to the HSR Act shall have expired, been terminated or granted other than the waiting period under Norwegian law in connection with the filing with the Ministry of Trade and Energy. Buyer and Seller will cooperate to provide any further information or filings requested by such Ministry.

          (j) Seller Guarantees. With respect to any existing credit lines used in connection with the operation of the Business pursuant to which Seller is a guarantor of the obligations thereunder, which credit lines are set forth on Schedule 6.02(j), either (i) Seller shall have been released as guarantor under such credit lines or (ii) in the event Seller shall not have been able to obtain a release, Buyer shall (A) have repaid all existing indebtedness under such credit lines if such repayment would result in the release of Seller as guarantor thereunder or (B) if repayment of existing indebtedness under such credit lines would not result in the release of Seller as guarantor, have indemnified and held harmless Seller for any Losses (as hereinafter defined) arising out of or related to Seller's inability to obtain a release from its obligation as guarantor under the credit lines set forth on Schedule 6.02(j). With respect to any credit line for which Buyer will indemnify Seller pursuant to clause
(ii)(B) of the immediately preceding sentence, Buyer agrees not to renew or extend the term of any such credit line. Any prepayment penalties, early termination fees or other costs, fees or expenses arising out of the terms and conditions of any agreement set forth on Schedule

6.02(j) and associated with obtaining the release of Seller as guarantor from the credit lines contained in Schedule 6.02(j) shall be paid by Seller.


                                 ARTICLE VII

                  Documents to be Delivered on Closing Date

          Section 7.01 Documents To Be Delivered by. On the Closing Date Seller shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel:

          (a) Conditions Precedent. The payments, documents, agreements and instruments referred to in Section 6.01 as conditions precedent to the obligations of Buyer.

          (b) Officer's Certificates. Certificates signed by the President of Seller to the effect set forth in Sections 6.01(a) and (b) and stating that the conditions set forth in Section 6.01 have been satisfied.

          (c) Bills of Sale. Bills of Sale duly executed by the Seller or its Subsidiary, as applicable.

          (d) Assignment and Assumption Agreement. Assignment and Assumption Agreements duly executed by the Seller or its Subsidiary, as applicable.

          (e)  Escrow Agreement.  The Escrow Agreement duly executed by
Seller.

          (f) Further Instruments. Such further instruments of assignment, conveyance or transfer or other instruments covering the Purchased Assets or any part thereof, and such further instruments with respect to the transactions contemplated hereby, as Buyer may reasonably request, including, without limitation, stock powers executed in blank and stock certificates representing all of the capital stock of each Purchased Subsidiary.

          Section 7.02 Documents To Be Delivered by Buyer on Closing Date. On the Closing Date Buyer shall deliver to Seller, in form and substance reasonably satisfactory to Seller:

          (a) Conditions Precedent. The payments, documents, agreements and instruments referred to in Section 6.02 as conditions precedent to the obligations of Seller.

          (b) Officer's Certificate. A certificate by the President of Buyer to the effect set forth in Sections 6.02(a) and (b) and stating that the conditions set forth in Section 6.02 have been satisfied.

          (c) Assignment and Assumption Agreement. The Assignment and Assumption Agreement duly executed by Buyer.

          (d)  Escrow Agreement.  The Escrow Agreement duly executed by
Buyer.

          (e) Further Instruments. Such further instruments with respect to the transactions contemplated hereby, including instruments of assumption, as Seller may reasonably request.


                               ARTICLE VIII

                     Further Covenants and Agreements
                            of Seller and Buyer

          Section 8.01 Further Covenants and Agreements of Seller and Buyer. Seller or Buyer, as appropriate, agree as indicated below that:

          (a) Conduct of Business Pending Closing. From and after the date of this Agreement to and including the Closing Date Seller shall, and shall cause each of its Subsidiaries to:

          (i)  maintain the Purchased Assets;

          (ii) perform in all material respects, its obligations under the Assigned Agreements;

          (iii) conduct the Business only in the ordinary course consistent with the past practice of Seller and its Subsidiaries;

          (iv) not (A) fail to comply in any material respect with any laws, ordinances, regulations or other governmental restrictions applicable in any respect to the Business or any of the Purchased Assets or (B) cancel or terminate any contract, agreement or other instrument material to the Business, other than contracts, agreements and other instruments that are not Purchased Assets unless Seller or its Subsidiary is otherwise obligated to maintain them in effect or (C) renew any Real Property Lease for a term in excess of one year;

          (v)  from and after the date hereof to and including the Closing Date
     (A) use its best efforts to preserve the organization of the Business intact and continue its operations at its present levels, to keep available to Buyer the services of Company Personnel and to preserve the relationships with the suppliers, customers, creditors and others having business relations with Seller and its Subsidiaries in connection with the Business, (B) maintain in full force and effect the insurance policies set forth on Schedule 5.01(m) (or policies providing substantially the same coverage, copies of which will be delivered to Buyer as soon as practicable) and (C) promptly advise
     Buyer of any Material Adverse Effect ; and

          (vi) terminate any Employee other than in the ordinary course of the conduct of the Business consistent with past practice; provided, however, that neither Seller nor any Subsidiary may terminate any Employee at the level of "manager" or above, without the express written consent of Buyer.

          (b) Retained Businesses. Seller shall, on or prior to the Closing Date at its sole cost and expense, transfer the Retained Businesses conducted by any Purchased Subsidiary, including all liabilities associated therewith, out of such Purchased Subsidiary and into an entity not being purchased by Buyer.

          (c) Non-Competition; Non-Solicitation. (i) From and after the Closing Date to and including the date two years following the Closing Date, Seller shall not, and shall not permit any affiliate (x) to, engage in any capacity in any OUS Jurisdiction in a business that is substantially similar to the Business; provided, however, that Seller and its affiliates may conduct the Retained Businesses in any jurisdiction worldwide including the OUS Jurisdictions or any product fulfillment and maintenance business that is an integral part of the Retained Business where, if acceptable to the customer, Buyer has been given a right of first refusal to provide such product fulfillment and maintenance business and declined the opportunity to provide such business, (y) to the extent permitted by law, sell, contract to sell or otherwise supply spare parts used in the operation of the Business to any third party that operates a business unit which is in direct or indirect competition with the Business in any OUS Jurisdiction if Seller knows or has reason to know that such spare parts will be used by such business unit or (z) license the name, Control Data, to any company, person, entity, association, organization or the like operating a maintenance business in any OUS Jurisdiction.

          (ii) From and after the Closing Date to and including the later of (a) the date which is two years following the Closing Date or (b) the expiration date of any contract between any customer included in the Customer Base (as hereinafter defined) and Seller or any Subsidiary, neither Seller nor any affiliate will, unless acting with the express written consent of Buyer, directly or indirectly, solicit or interfere with, or endeavor to entice away any person or entity who was a customer or client of any Subsidiary as of December 31, 1994 or the Closing Date (the "Customer Base"); provided, however, that after the Closing Date, Seller and its affiliates may solicit customers from the 1994 Customer Base solely in connection with the operation of any business other than the Business.

          (iii) From and after the Closing Date to and including the date two years following the Closing Date, Buyer shall not, and shall not permit any affiliate to, unless acting with the express written consent of Seller, directly or indirectly interfere with or endeavor to entice away any person or entity who is at the time a customer or client of Seller or any affiliate of Seller in any jurisdiction other than the OUS Jurisdictions with respect to the conduct by Buyer of product fulfillment or maintenance operations in such jurisdictions (the "Seller Customer Base").

          (iv) To the extent that a customer or client is both included in the 1994 Customer Base and the Seller Customer Base, Seller and Buyer agree to contract with each other in order to provide services to such client or customer that either Buyer or Seller is prohibited from providing itself pursuant to this Section 8.01(c).

          (v) From and after the Closing Date to and including the date three years following the Closing Date, neither Seller nor any Subsidiary will, unless acting with the express written consent of Buyer, directly or indirectly, solicit or interfere with, or endeavor to entice away any Transferred Employee who was employed by Buyer at any time on or after the Closing Date.

          (d) Certain Information; Access to Businesses. Seller will, and will cause its Subsidiaries to, make available to Buyer prior to the Closing Date upon reasonable notice, any Qualified Documents and all files, books, records, customer data, personnel files and such other information as Buyer shall reasonably request, provided that such information (i) relates to the Business and (ii) is reasonably available to Seller. Seller shall, and shall cause each of its Subsidiaries to, from the date hereof up to and including the Closing Date, permit Buyer and Buyer's attorneys, accountants, agents and representatives full access to the books, records, business and assets of Seller and any of its Subsidiaries (as such relate to the Business) at any reasonable time and in any reasonable manner on reasonable advance notice and in a manner that does not interrupt their respective businesses. Buyer shall have the right to meet with customers and suppliers of Seller and any of its Subsidiaries and Seller will give Buyer full cooperation with respect thereto.

          (e) Changes in Representations and Warranties. Between the date of this Agreement and the Closing Date, Seller shall not knowingly, and shall not knowingly permit any Subsidiary to, enter into any transaction or take or omit to take any action to intentionally breach any of the representations and warranties of Seller herein contained as of the Closing Date.

          (f)  Audited Financial.  If not already delivered pursuant to
Section 5.01(g), Seller shall deliver prior to the Closing Date the Financial Statements specified in Sections 5.01(g)(i), (ii) and (iv) and shall deliver to Buyer as soon as possible but in no event later than September 30, 1995, the Financial Statements specified in Section 5.01(g)(iii). If on or prior to the Closing Date Buyer provides Seller with written notice of its need (i) for any or all of the Financial Statements described in this Section 8.01(f) as of and for the fiscal year end for the year 1992 or (ii) other financial statements described in such notice for purposes of filing a Current Report on Form 8-K by Parent with respect to the transactions contemplated hereby, Seller shall, as soon as practicable but in no event later than fifty (50) days after the Closing Date, provide Buyer with copies of the requested Financial Statements audited by KPMG Peat Marwick LLP or other auditors and prepared in accordance with GAAP.

          (g) No Shop. Until the earlier of the consummation of the transactions contemplated by the Agreement or the termination date provided in Section 9.01, Seller will not, and will not permit any Subsidiary to, directly or indirectly, encourage or solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to the sale or exchange of the Business or Purchased Assets other than in connection with the sale of all or substantially all of the assets of Seller or a change of control of Seller, to or from any person other than Buyer or its affiliates or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction.

          (h) Payment or Vesting of Certain Amounts to Employees. Subject to the provisions of Section 8.03(c) hereof, Seller shall pay or accrue on the Closing Balance Sheet in accordance with GAAP, or shall cause to be paid or accrued on the Closing Balance Sheet, all accrued salaries, bonuses, vacation amounts and other employee benefits to all Company Personnel that are to become employees of Buyer on or after the Closing Date ("Transferred Employees") with respect to periods prior to the Closing Date with the Seller. Subject to the provisions of Section 8.03(c) hereof, Seller shall or shall cause its Subsidiaries to fully vest, as of the Closing Date Transferred Employees in their account balances and accrued benefits under any defined benefit pension, profit-sharing or savings plan which is not being acquired hereunder by Buyer as part of the Purchased Assets.

          (i) Taxes. Seller shall, and shall cause each Subsidiary to, take all actions and shall file all estimates or reports related to Tax requirements of any OUS Jurisdiction to whose jurisdiction Seller and each Subsidiary are subject to insure that Buyer (i) shall not be liable (except to the extent contemplated by Section 4.02(b) of this Agreement regarding transfer and similar transaction taxes) under the laws of such OUS Jurisdiction for the payment of any Taxes as a result of the consummation of the transactions contemplated by this Agreement and (ii) to the extent possible, will not be required to withhold any portion of the Purchase Price.

          (j) Confidentiality and Noncompetition Agreements. Prior to the Closing Date Seller and each of its Subsidiaries shall take all actions necessary to release all Company Personnel that are to become employees of Buyer after such closing date from any and all confidentiality and noncompetition agreements between such Company Personnel and Seller or any of its Subsidiary, as applicable, to the extent necessary to allow them to work for Buyer in the Business, or if mutually agreed to by Seller and Buyer, to assign such agreements to Buyer.

          (k) Telephone and Facsimile Numbers. Seller shall deliver to Buyer letters from Seller and each of its Subsidiaries, as applicable, addressed to the telephone companies providing services to the Business instructing such companies to transfer to Buyer the telephone and fax numbers relating to the Business.

          (l) Availability of Documents for Audit. Seller agrees to make available to Buyer, upon written request of Buyer and at Seller's expense, all financial and accounting books, work papers and records and to make customary representations and assurances to the auditors, in each case relating to the Purchased Assets and the Business necessary for the preparation of audited financial statements with respect to the Business for the annual periods ended December 31, 1992, 1993 and 1994 by an independent certified public accountant selected by Buyer.

          (m) Transition Services and Other. (i) Seller and each of its Subsidiaries, as applicable, shall execute and deliver to Buyer the Central Support Services and Spare Parts Supply Agreement, the Administrative Services Agreement and the MIS Support Services Agreements.

          (n) Retained Business Employees. On or prior to the Closing Date Seller and its Subsidiaries, as applicable, shall transfer the Retained Business Employees to affiliates of Seller other than any Purchased Subsidiary, and will not become Transferred Employees of Buyer. All assets and liabilities associated with the Retained Business Employees with respect to any Employee Benefit Plan, severance plan or any other arrangement covering such Retained Business Employees shall remain with the Seller.

          (o) Tax Matters Agreement. Seller shall execute and deliver to Buyer the Tax Matters Agreement.

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

          (p) Intellectual Property. Seller and its Subsidiaries will maintain or cause to be maintained the rights associated with the Intellectual Property in full force and effect through the Closing Date and, without limiting the foregoing, has renewed or has made or will make within any applicable renewal period ending on or prior to the Closing Date application for renewal of all the Intellectual Property subject to expiration on or prior to the Closing Date.

          (q) Leases or Subleases. On or prior to the Closing Date Seller or its Subsidiary, as applicable, shall execute and deliver to Buyer leases or subleases in forms reasonably satisfactory to Buyer and customary for the relevant OUS Jurisdiction and at then applicable market rates for each location, which rates and terms are mutually agreeable to Buyer and Seller, for the properties located at the facilities located in Mexico City and Monterrey in Mexico and Stockley Park in the United Kingdom. The form and terms of such leases or subleases shall be agreed to as promptly as practicable but in no event later than the Closing Date and shall specify that the Buyer shall be entitled to use and enjoy the fixtures, property and equipment contained in such facilities for the full term of such lease.

          (r) Seller Vendor Contracts. Seller shall, with respect to any contracts with vendors used in the operation of the Business ("Seller Vendor Contracts"), use commercially reasonable efforts to help Buyer establish a direct relationship with each such vendor. Seller shall, prior to the time that Buyer enters into contractual arrangements with such vendors, provide to Buyer at Seller's cost any products or services covered by such Seller Vendor Contracts, unless the terms of such Seller Vendor Contract prohibits such resale.

          (s) Removal of Certain Encumbrances. Buyer shall identify to Seller in writing no later ten business days prior to the Closing Date those Encumbrances other than trade accounts payable and other than those Encumbrances included on Schedule 6.02(i) which Buyer believes inhibit or are reasonably likely to inhibit Buyer's ability to obtain financing after the Closing Date with respect to the Business or the Purchased Assets. Seller will use the Purchase Price received on the Closing Date or received at any previously held Closing pursuant to this Agreement to remove on or prior to the Closing Date any Encumbrance identified in the notice delivered by Buyer to Seller pursuant to first sentence of this Section 8.01(u). Any Encumbrance eliminated by Seller pursuant to the immediately preceding sentence shall not be included on the Closing Balance Sheet or in the calculation of the Closing Date Net Asset Amount.

          (t) Reimbursement for Antares Lease. Buyer and Seller agree that the Closing Balance Sheet will contain a credit in the amount of three hundred twenty-five thousand dollars (U.S. $325,000) in favor of the Buyer in connection with Buyer's obligation to make lease payments under the Antares lease for eighteen months following the Closing Date.

          (u) Sublease Option Agreement. Seller shall execute and deliver to Buyer the Sublease Option Agreement.

          (v) Merger, Sale or Consolidation of Seller. After the Closing Date but prior to the expiration of the term of all agreements pursuant to which Seller is obligated to provide services to Buyer or pursuant to which Seller has an obligation to Buyer pursuant to this Agreement, any Supplemental Agreement, or any agreement or arrangement contemplated hereby or thereby, Seller shall, as a condition to the consummation of any transaction pursuant to which Seller merges into, or consolidates with, another company or sells, transfers or leases all or substantially all of its properties and assets, use its best efforts to require the surviving company or acquiror, transferee or lessee to expressly assume in writing Seller's obligations hereunder and under any Supplemental Agreement or other agreement or arrangement contemplated hereby or thereby, including, without limitation, the Sublease Option Agreement. If the acquiror, transferee or lessee does not assume in writing Seller's obligations hereunder, Seller shall remain fully liable and responsible in all respects and for all purposes hereunder.

          (w) Distributor Agreement. Seller shall execute and deliver to Buyer the Distributor Agreement.

          (x) Continued Existence of Certain Subsidiaries. After the Closing, for so long as any bids for contracts are pending by Control Data Mexico, Control Data Limited or Control Data Systems Canada, Ltd., Seller shall maintain the corporate existence of Control Data Mexico, Control Data Limited (U.K.) or Control Data Systems Canada, Ltd., as applicable and if any contract is awarded to such Subsidiary pursuant to such bids, it shall use its best efforts to assign such contract to Buyer.

          (y) Credit Cards. Buyer shall indemnify and hold harmless Seller for any Losses (as hereinafter defined) arising out of or related to any Employee's use on or after the Closing of any Seller or Subsidiary "company credit cards" in connection with the operation of the Business. Seller shall indemnify and hold harmless Buyer for any Losses arising out of or related to any Employee's use (whether before or after the Closing
Date) of any "company credit cards" not in connection with the operation of the Business except for such improper use after the Closing Date by Employees who became Transferred Employees of the Purchased Subsidiaries. For purposes of such indemnification, the $500,000 Loss requirement of
Section 8.04(c) shall not apply.

          Section 8.02 Consents to Assignments; Permits. (a) Anything in this Agreement or the bills of sale notwithstanding, to the extent that any Assigned Agreement to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof. After the Closing, until any Interest has been validly and effectively assigned to Buyer, (i) Seller shall hold such Interest in trust for the benefit of Buyer and Buyer shall be entitled to receive all benefits under such Interest and shall be responsible for the obligations under such Interest to the extent relating to the benefits received, and (ii) any such Interest shall, notwithstanding the failure to receive any approval, consent or waiver (but so long as the same shall not constitute a violation of law), be deemed to be assigned, transferred or conveyed to Buyer if (x) written notice of such assignment, transfer or conveyance is given to the other party to such Interest on or before the Closing Date and (y) the other party to such Interest does not, within three months after the Closing, object to such assignment, transfer or conveyance or acts in a manner inconsistent with such assignment, transfer or conveyance.

          (b) Except as provided in Section 8.02(a)(ii), neither Seller nor any of its Subsidiaries is obligated to sell, assign, transfer or convey to Buyer any of its rights and obligations in and to any of the Interests without first obtaining all necessary approvals, consents or waivers. Seller, its Subsidiaries and Buyer shall use commercially reasonable efforts to cooperate to obtain all necessary approvals, authorizations, orders, consents or waivers, or to resolve any impracticalities of transfer referred to in this Section necessary to convey to Buyer each such Interest as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or waive or compromise any rights against such third party or commence any litigation or other proceeding against any third party.

          (c) Seller and Buyer shall cooperate to obtain as of the Closing Date or as promptly thereafter as practicable all permits and licenses required to be obtained on the part of Buyer from any governmental agency with respect to the operation by Buyer of the Purchased Assets or the Business (including, without limitation, environmental and other operating permits). Seller shall, and shall cause its Subsidiaries to, assign, transfer or convey to Buyer at the Closing those permits and licenses which can be assigned without having to obtain the consent of any third party with respect thereto, and Seller and Buyer will use commercially reasonable efforts to cooperate in obtaining any third party consents necessary to the assignment or transfer of any other permits and licenses which are not so assignable or transferable. Subsequent to the Closing, to the extent permitted by law, Seller and its Subsidiaries shall have the right to cancel any permits or licenses or any bonds, guarantees or undertakings by Seller and its Subsidiaries that do not constitute Purchased Assets or Assumed Liabilities.

          Section 8.03 Mutual Covenants. Seller and Buyer each agree that:

          (a) Commercially Reasonable Efforts To Meet Closing Conditions. Seller and Buyer shall use their commercially reasonable efforts to cause the conditions precedent set forth in Article VI to be satisfied.

          (b) Announcements;. Except as otherwise required by law, the rules of any national stock exchange or order or decree of any federal, state, local or foreign court of competent jurisdiction or governmental authority, (i) neither Seller nor Buyer shall issue any press releases or make any announcement to the public of the transactions contemplated hereby other than jointly or as otherwise agreed by them in writing and (ii) Buyer and Seller will keep confidential any information not otherwise publicly available which is derived from access, investigation or information furnished by Buyer and Seller in connection with this Agreement, including the negotiations conducted in connection herewith and all drafts and executed copies of this Agreement and the contents hereof.

          (c) Employment Procedures. (i) Buyer agrees to offer to employ as of the Closing Date all Employees other than Retained Employees who are employed by Seller or its Subsidiaries on the Closing Date, subject to the terms and conditions specified in this Agreement.

          (ii) During the period prior to the Closing Date all Employees will be under the supervision of Seller or the Subsidiary by whom such Employee is employed and subject to Seller's or such Subsidiary's policies and practices.

          (iii) All severance and other payments to which an Employee shall become entitled in respect of such Employee's termination prior to the Closing Date shall be for the account of, and shall be made by, Seller. All severance and other payments to which an Employee who becomes a Transferred Employee shall become entitled in respect of such Transferred Employee's termination on or after the Closing Date shall be for the account of, and shall be made by, Buyer. In addition, Seller agrees (i) to pay all termination, severance and other costs arising out of or related to the terminations of any Employees of Control Data Portuguesa, S.A. or Control Data Greece, Incorporated, which terminations are mutually agreed to by Buyer and Seller regardless of when such terminations occur and (ii) to indemnify Buyer for any and all Losses (as hereinafter defined) related to such terminations.

          (iv) For those Employees who become employees of Buyer on the Closing Date (except for those Employees subject to Employment Contracts included on Schedule 5.01(o)(ii) for whom the terms of employment with Buyer shall be as set forth in such Employment Contracts), Buyer agrees for a period of six months after the Closing Date to maintain employee compensation and benefit plans and arrangements for the benefit of such employees that are reasonably similar to the Employee Benefit Plans in which such employees participated as Employees of Seller or a Subsidiary. Buyer agrees to assume any liability or obligation of Seller or any Subsidiary arising out of or related to Buyer's failure to provide substantially comparable Employee Benefit Plans as provided by this Section 8.03(c)(iv), provided, however, that Buyer shall not assume any obligation of Seller or any Subsidiary arising out of or related to actions taken or to be taken by Buyer with respect to the provision of Employee Benefit Plans if Seller had written notice of such action or intended action prior to the Closing Date.

          (v) Buyer and Seller agree that the understanding of the parties with respect to (i) the transfer to Buyer or retention by Seller of any existing defined benefit pension plan of any Subsidiary in any OUS Jurisdiction and (ii) the extent of Buyer's obligation with respect to completing the implementing of a profit sharing plan for Employees of the Business in Canada which implementation was commenced by Seller prior to the date hereof is as set forth below:

     (1) With respect to the defined benefit pension plans operated by Control Data Systems Canada, Ltd. and Seller shall retain responsibility for such plans, including, without limitation, all accounts, account balances and benefits accrued under such plans as of the Closing Date with respect to all Employees that become Employees of Buyer, and shall vest all Transferred Employees in their benefits accrued under thereunder as of the Closing Date;

     (2) In respect of each Transferred Employee who is a member of the Final Pay Pension Scheme of Control Data Limited (each a "U.K. Transferred Employee") who exercises his right under Chapter IV of
     Part IV of the 1993 Pensions Act to take a transfer of the cash equivalent of the benefits the U.K. Transferred Employee has accrued under the Control Data Limited 1991 Pension Plan ("the Seller's Plan") the Seller undertakes to ensure that the Trustees of the Seller's Plan give effect to such election in accordance with the terms of the Pension Schemes Act 1993. The Seller also agrees to ensure that the amount transferred to each such electing U.K. Employee is the individual's cash equivalent (disregarding any reductions on account of underfunding) (the "Transferred Amount"). Seller shall indemnify and hold harmless Buyer for any action, suit or proceeding commenced by a Transferred Employee in respect of any deficiency in the Transferred Amount;

     (3) With respect to the defined benefit pension plans operated by Control Data Mexico S.A. de C.V. and Control Data AS and the defined contribution plans operated by Control Data Gesellschaft mbH and Control Data Systems Plc (collectively, the "Acquired Plans"), Buyer shall assume such plans, including, without limitation, responsibility for all accounts, account balances and benefits accrued under such plans as of the Closing Date with respect to all Transferred Employees. Seller has not, as of the date of this Agreement and hereby agrees that it will not remove any assets from the Acquired Plans; and

     (4) Buyer will use its best efforts to have in effect as soon as practicable after the Closing Date a profit-sharing plan with a cash or deferred arrangement that covers all Employees of Control Data Systems Canada, Ltd that become Employees of Buyer. Such plan shall have terms substantially similar to those contained in Seller's presentation to its Employees (a copy of which is attached hereto as Exhibit K) regarding the proposed implementation of such plan.

          (vi) Buyer and Seller agree that the Employees are not third-party beneficiaries of this Agreement.

          (d) OUS Fair Trade Filings. As promptly as practicable Buyer and Seller shall make any filing required pursuant to any applicable OUS statutes substantially equivalent to the HSR Act. Buyer and Seller shall promptly and diligently provide any additional information required or reasonably requested in order to comply with the requirements of such OUS statutes. All filing fees applicable to compliance with such OUS statutes in connection with this Agreement shall be shared equally by Buyer and Seller. Seller hereby agrees to indemnify Buyer for any Losses incurred by Buyer arising out of or related to Seller's failure to comply with the requirements of Norwegian law and the Norwegian Ministry in connection with the approval of the transactions contemplated by this Agreement as described in Section 6.01(l).

          (e) Leased Space. With respect to the Real Property Leases set forth in Schedule 5.01(d)(3)(i), at the written request of Seller, Buyer shall use commercially reasonable efforts to make available to Seller, upon the same terms and conditions pursuant to which Buyer is a lessee under such Real Property Leases, sufficient space for the Seller to conduct its business as currently being conducted at the sites covered by the Real Property Leases.

          (f) Shared Assets. Buyer and Seller or any Subsidiary, as applicable, shall negotiate in good faith to allocate equitably the costs associated with the use and maintenance of any Shared Assets and title thereto.

          (g) Further Assurances. Seller and Buyer will cooperate fully in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, from time to time, at a party's request and without further consideration, the other party will execute and deliver such other instruments, including powers of attorney, and take such other action as the requesting party may reasonably request to more effectively put Buyer in possession and operating control of all or any part of the Purchased Assets.

          (i) Buyer and Seller agree that Roland Weinhardt, the Controller of Control Data AS, shall be a Retained Employee, provided, however, that Buyer shall have exclusive use of his services for a period of three months from the Closing Date. Within ten days after the end of each calendar month, Seller shall notify Buyer of all salary and living expenses paid to Roland Weinhardt by Seller during the previous calendar month. Buyer shall reimburse Seller for such amount, other than amounts disputed in good faith, within ten days after receipt by Buyer from Seller of such notice.

          (ii) Seller agrees to use its commercially reasonable efforts to retain Richard Powers in its employ for at least three months after the Closing Date and during such time shall use commercially reasonable efforts to cause Mr. Powers to allocate two weeks out of each month to servicing the needs of Buyer in Portugal. Seller agrees to pay Mr. Powers salary and the cost of all benefits to which he is entitled. Buyer agrees to pay any direct costs other than salary and benefits incurred by Seller in connection with Mr. Powers work for or on behalf of Buyer in Portugal.

          (iii) Buyer and Seller agree that Thomas Kirsten who is currently employed by Control Data GmbH and works full time for Control Data Gesellschaft mbh (Austria) on assignment in Moscow, shall be a Retained Employee, provided, however, that Buyer shall have exclusive use of his services for so long as he remains employed by Control Data GmbH. Seller agrees that it will not change Thomas Kirsten's salary, benefits or other payments currently being made to Thomas Kirsten nor will Seller terminate Thomas Kirsten unless it receives written instructions from Buyer to take such action. Buyer agrees to pay all severance and other costs related to such termination pursuant to the terms of his employment contract if such exists or as prescribed by German Law in the absence of such contract. For so long as Thomas Kirsten remains employed by Seller, Seller shall send Buyer a monthly statement detailing all direct expenses incurred in connection with Thomas Kirsten's employment with Control Data GmbH, including salary and benefits. Buyer agrees to remit such amount to Seller within ten days after receipt of such statement provided Buyer does not have a good faith reason to dispute any amount contained thereon. If Thomas Kirsten is employed pursuant to an employment contract, Seller will cause Control Data GmbH to assign its benefits under such contract to Buyer or a designated subsidiary of Buyer.

          (iv) Buyer and Seller agree that George Zyzanski who is currently employed by Control Data Systems Canada, Ltd. shall be a Transferred Employee and shall as of the Closing Date become an employee of AmeriData Global Canada, Ltd. Seller shall have use of Mr. Zyzanski's services for so long as he remains employed by AmeriData Global Canada, Ltd. Buyer agrees that it will not change George Zyzanski's salary, benefits or other payments currently being made to George Zyzanski nor will Buyer terminate George Zyzanski unless it receives written instructions from Seller to take such action. Seller agrees to pay all severance and other costs related to such termination pursuant to the terms of his employment contract if such exists or as prescribed by Canadian Law in the absence of such contract. For so long as George Zyzanski remains employed by Buyer, Buyer shall send Seller a monthly statement detailing all direct expenses incurred in connection with George Zyzanski's employment with AmeriData Global Canada, Ltd., including salary and benefits. Seller agrees to remit such amount to Buyer within ten days after receipt of such statement provided Seller does not have a good faith reason to dispute any amount contained thereon. If George Zyzanski is employed pursuant to an employment contract, Buyer will cause AmeriData Global Canada, Ltd. to assign its benefits under such contract to Seller or a designated subsidiary of Seller.

          Section 8.04 Survival of Representations and Warranties; Indemnities. (a) All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date as provided herein; provided, however, that if any party has actual knowledge (based solely on written documentary evidence received by such party on or prior to two business days prior to the Closing Date) of the breach of a covenant contained herein by another party hereto, and such party nonetheless consummates the transactions contemplated by this Agreement, such party shall be deemed to have waived its rights (including the right to seek damages) with respect to such breach of covenant. All representations and warranties of the parties made in this Agreement or as provided herein shall survive the Closing Date and continue thereafter until April 30, 1997 notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties relating to any Tax and any environmental matter shall survive until the applicable statute of limitations (or any extension thereof) has expired (as the case may be, the applicable "Survival Period"); and provided, further, that, any representation or warranty which is the subject of a claim or dispute asserted prior to the expiration of the Survival Period shall survive with respect to such claim or dispute until final resolution thereof.

          (b) Seller hereby agrees to indemnify and hold Buyer and its shareholders, affiliates, employees officers and directors harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees ("Losses"), arising out of or resulting from (i) any and all liability whatsoever, and however imposed (including any claim asserted against or deficiency assessed against or collected from or paid by Buyer, Seller or any affiliates thereof) for any misrepresentation or breach of warranty in
Section 5.01(h) hereof, (ii) except as set forth in Section 8.03(c) and except for any Assumed Liabilities, any and all liability whatsoever, and however imposed, in respect of Employee Related Liabilities, Employee Benefit Plans or defined benefit pension plans described in this Agreement,
(iii) any and all liability, whatsoever, and however imposed (except to the extent such liability constitutes an Assumed Liability), in connection with
(x) any misrepresentation or breach of warranty in Section 5.01(j) hereof and (y) any noncompliance with Environmental Laws requiring cleanup or remediation under any of the Environmental Laws in connection with the operation of the Business, (iv) any and all liability whatsoever, and however imposed, in connection with accounts payable or other liabilities not recorded on the Closing Balance Sheet, (v) any failure by Buyer or Seller to comply with the bulk sales laws or equivalent laws in each of the OUS Jurisdictions, unless the Loss is caused by Buyer's failure to pay any amount due and owing to a creditor, (vi) any litigation, action, suit, proceeding or investigation pending or threatened, known or unknown to which any Subsidiary is a party and any liabilities related thereto or arising therefrom on or prior to the Closing Date, except to the extent of the amounts reflected or reserved therefor on the

Closing Balance Sheet, (vii) any breach of the representations and warranties made by Seller in this Agreement (except representations and warranties contained in Sections 5.01(h) and 5.01(j)), (viii) any breach in any material respect by Seller, unless deemed to be waived pursuant to
Section 8.04(a) hereof, of any covenant or agreement of Seller contained in or arising out of this Agreement, (ix) any Excluded Liabilities or (x) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing or the enforcement of such indemnification.

          Notwithstanding the foregoing, Seller shall not have any liability under this Section 8.04(b) in respect of any claim for indemnification pursuant to clauses (vii) through (ix) and clause (x) (solely as its relates to clauses (vii) through (ix) of this Section 8.04(b)), where the amount of Loss otherwise subject to indemnification is less than $500,000; provided, however, to the extent such Losses exceed $500,000, Seller shall be liable for the first $3.5 million in excess of $500,000. In addition to any liability pursuant to the immediately preceding sentence, to the extent such Losses exceed $4 million, Seller shall be liable for 50% of any Losses in excess of $4 million, but in no event shall Seller's aggregate liability on a cumulative basis under this
Section 8.04(b) exceed $20 million. Seller's obligation to indemnify Buyer other than with respect to clauses (i) and (ii) of Section 8.04(b) and other than with respect to the breach of any covenant contained herein shall terminate on April 30, 1997.

          (c) Buyer agrees to defend, indemnify and hold Seller, its shareholders and affiliates and their respective officers and directors harmless from and against any and all Losses, arising out of or resulting from (i) any incorrectness or incompleteness in the representations and warranties made by Buyer in this Agreement, (ii) any breach in any material respect by Buyer, unless waived, of any covenant or agreement of Buyer con tained in this Agreement and (iii) the business conducted by Buyer, or otherwise in connection with the Purchased Assets after the Closing Date. Notwithstanding the foregoing, Buyer shall not have any liability under this Section 8.04(c) in respect of any claim for indemnification where the amount of Loss claimed or actually incurred is less than $500,000; provided, however, to the extent such Losses exceed $500,000, Buyer shall be liable for the full amount of such Loss in excess of $500,000. Buyer's obligation to indemnify Seller shall terminate on April 30, 1997 other than with respect to the breach of any covenant contained herein.

          (d) Each party shall retain its own counsel and defend itself, subject to being reimbursed by the Indemnifying Party (as defined below) for reasonable attorneys' fees and expenses pursuant to this Section 8.04. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party") as promptly as practicable after receipt of notice thereof, stating the nature and basis of such claim and the amount thereof, to the extent known; provided, however, that failure to give such notice shall not affect the right to indemnity hereunder except to the extent of any actual Loss caused by the failure to so notify. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify the other party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld. If the Indemnified Party does not assume the defense of any such claim or litigation contemplated hereby, the Indemnifying Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving reasonable notice of the same to the Indemnified Party (which reasonable notice shall not be less than 5 days) on such terms as the Indemnifying Party may reasonably deem appropriate; provided, however, that the Indemnifying Party may not settle any such claim or litigation other than by payment of damages without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. With respect to any issue involved in any such claim, as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided that such terms do not result in any expense to the Indemnified Party.

          (e) The amount of any Losses for which indemnification is provided under this Section 8.04 shall be reduced to take account of any net Tax benefit actually realized and which resulted in the receipt of cash by the Indemnified Party, and shall be increased to take account of any net Tax detriment which resulted in an out-of-pocket cash expenditure by the Indemnified Party arising from the incurrence or payment of any such Losses or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the Indemnified Party (or its affiliated entities) with respect to any Losses. If an Indemnified Party is entitled to a Tax benefit and it is customary with respect to each such Indemnified Party's normal business practice to receive such Tax benefit in cash, the Indemnified Party will not make an election to receive such benefit in a form other than cash. If any Indemnified Party (or its affiliated entities) shall have received any payment pursuant to this Section 8.04 with respect to any Loss and shall subsequently have received insurance proceeds or Tax benefit as contemplated in the second preceding sentence, or with respect to such Loss, then such Indemnified Party (or its affiliated entities) shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.

          (f) Seller acknowledges that irreparable damage would result if the provisions of Sections 8.01(d) and 8.03(b) were not complied with in accordance with their respective specific terms. Accordingly, Seller agrees that Buyer, subject to Section 9.02(b), shall have the right, in addition to any other rights or remedies it may have, to injunctive relief, in respect of any failure on the part of Seller to comply with provisions of Sections 8.01(d) and 8.03(b). Other than injunctive relief, the indemnification provided by this Section 8.04 shall be Buyer's exclusive remedy for all matters arising out of the transactions contemplated hereby.

          Section 8.05 Allocations of Purchase Price. Buyer and Seller agree for tax and accounting purposes, to allocate Purchase Price among Seller and its Subsidiaries as set forth in Schedule 8.05 and Section 2.01(c) hereof. Following the Closing, if Buyer is required by statute to prepare IRS Form 8594, Buyer shall provide to Seller copies of such IRS Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the purchase price among the Purchased Assets. Such allocation shall be based on the fair market value of each Purchased Asset at Closing and otherwise in a manner consistent with Section 1060 of the Code and the regulations thereunder and this Section 8.05. Within 30 days after the receipt of such Form 8594, Seller shall propose to Buyer any changes to such Form 8594 or shall indicate its concurrence therewith. The failure by Seller to propose any changes within such 30 days shall be deemed to be an indication of Seller's concurrence with such form as proposed by Buyer. Buyer and Seller shall endeavor in good faith to resolve any differences with respect to the items on Form 8594. Notwithstanding the foregoing, if Buyer and Seller are unable to resolve such differences, then such differences shall be resolved in accordance with Section 8.06. Seller and Buyer hereby covenant and agree that it will not take, and will cause each of its subsidiaries not to take, a position on any foreign, federal, state or local tax return that is in any way inconsistent with the allocation made pursuant to this Section 8.05, unless advised by counsel that it may not take such position without violating applicable law or without incurring penalties.

          Section 8.06 Resolution of Disputes. Buyer and Seller shall promptly seek to resolve any dispute arising under Section 8.05 of this Agreement. If Buyer and Seller are unable to resolve any such dispute, Buyer and Seller will select an accounting firm (if the dispute is financial in nature) and/or an independent appraisal firm (if the dispute is one of valuation) mutually acceptable to them to resolve any remaining disputes. If Buyer and Seller are unable to agree on the choice of an accounting firm and/or an appraisal firm, they will select a nationally recognized accounting firm or appraisal firm by lot (after excluding their respective regular outside accounting firms and/or appraisal firms). Buyer and Seller will share equally the fees and expenses of the accounting firm and/or appraisal firm designated to resolve outstanding disputes. Buyer and Seller shall be bound by the determinations of such accounting firm and/or appraisal firm.


                                 ARTICLE IX

                                 Termination

          Section 9.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

          (a)  by the mutual written consent of Buyer and Seller;

          (b) by Buyer or Seller if the Closing shall not have occurred on or before November 15, 1995 (provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date);

          (c) by Buyer or Seller if the conditions to such party's obligations shall not have been met, and it is reasonably likely that such conditions will not be met on or prior to November 15, 1995 (provided that the right to terminate this Agreement under this clause (c) shall not be available to any party who is directly or indirectly responsible for the other party's failure to satisfy the conditions to Closing under this Agreement);

          (d) by Buyer or Seller if any court of competent jurisdiction in the United States of America or any OUS Jurisdiction or any federal, state, local or foreign governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase by Buyer of the Purchased Assets and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that if any court in any OUS Jurisdiction or any foreign governmental body restrains, enjoins or otherwise prohibits Buyer from purchasing the Purchased Assets located in one or more OUS Jurisdictions, Buyer may, in its sole discretion, elect to terminate its obligations pursuant to this Agreement with respect to the Purchased Assets located in such OUS Jurisdictions. In the event Buyer makes such an election, the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such OUS Jurisdictions as set forth on
Schedule 3.01(a).

          (e) by Buyer or Seller if there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement or in any certificate, Schedule or other document furnished by such party pursuant to this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; and

          (f) by Seller upon the consummation of a change in control (as defined for purposes of Item I of the Current Report on Form 8-K) of Seller or a sale of all or substantially all of the assets of Seller.

          Section 9.02 Effect of Termination; Termination Fee. (a) Upon termination of this Agreement pursuant to Subsections (a)-(d) (and in the case of a non-intentional breach of the representations, warranties and covenants contained herein pursuant to Subsection (e)) of Section 9.01 hereof, no party shall have any liability or obligations under this Agreement (except to observe the confidentiality provisions contained in Section 8.03(b) hereof), and each party shall bear the expenses incurred by it.

          (b)  Upon termination of this Agreement pursuant to Subsection
(e) of Section 9.01 hereof (in the case of an intentional misrepresentation or intentional breach or warranty or an intentional default), the breaching or misrepresenting party shall (i) pay to the other party by wire transfer in immediately available funds a fee of $1,000,000 and (ii) shall reimburse the other party up to a maximum of $500,000 for the actual costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (including, without limitation, legal, investment banking, accounting and other out-of-pocket expenses).

          (c)  Upon termination of this Agreement pursuant to Subsection
(f) of Section 9.01 hereof, Seller shall pay to Buyer by wire transfer in immediately available funds a fee of $1,000,000 and (ii) shall reimburse Buyer up to a maximum of $2,000,000 for the actual costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (including, without limitation, legal, investment banking, accounting and other out-of-pocket expenses).

          (d) Upon any termination of this Agreement other than as provided in subsections (a), (b) and (c) of this Section 9.02, the terminating party shall pay to the other party by wire transfer in immediately available funds a fee of $1,000,000 and (ii) shall reimburse the other party up to a maximum of $500,000 for the actual costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby

(including, without limitation, legal, investment banking, accounting and other out-of-pocket expenses).

          (e) Buyer and Seller agree that if a termination fee becomes payable pursuant to Subsections (b), (c) or (d) of Section 9.02 such termination fee shall be the sole and exclusive remedy under this Agreement for the non-terminating or non-breaching party and that the terminating or breaching party shall have no further liability for damages, monetary or otherwise, to the other party in connection with this Agreement and the transactions contemplated hereby.


                                  ARTICLE X

                                Miscellaneous

          Section 10.01 Expenses. Except as set forth in Article IX, each of the parties hereto shall bear the fees and expenses relating to its compliance with the various provisions of this Agreement and its covenants to be performed hereunder, and each party shall pay all expenses (including legal fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby.

          Section 10.02 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and not to any other person, except that all Indemnified Persons are deemed to be third-party beneficiaries of this Agreement. This Agreement shall not be assigned by any party hereto without the written consent of the other party hereto, except that (a) the rights and obligations of Buyer may be assigned in whole or in part to Parent or any subsidiary of Parent.

          Section 10.03 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

          Section 10.04 Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications hereunder shall be in writing and deemed to have been duly given when delivered by hand, five business days after post-marked when mailed by registered or certified mail, postage prepaid, return receipt requested, when given by prepaid courier delivery services such as Federal Express, DHL or other similar services on the day following the date that such notice is delivered to such courier, or when given by facsimile transmission upon receipt by sender of confirmed answer-back, as follows:

          (a)  if to Buyer, at

               ADA Global, Inc.
               700 Canal Street
               Stamford, Connecticut 06902
               Attention:  Gwen Higgins, Esq.
               Facsimile:  (203) 357-1531
               with copies to:

               AmeriData Technologies, Inc.
               700 Canal Street
               Stamford, Connecticut 06902
               Attention:  Gwen Higgins, Esq.
               Facsimile:  (203) 357-1531

            and

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, N.Y. 10019
               Attention:  E. Ann Gill, Esq.
               Facsimile:  (212) 259-6333

          (b)  if to Seller, at

               Control Data Systems, Inc.
               4201 Lexington Avenue North
               Arden Hills, Minnesota  55126-6198
               Attention:  General Counsel
               Facsimile:  (612) 482-4757

               with a copy to:

               Fredrikson & Byron, P.A.
               1100 International Centre
               900 Second Avenue South
               Minneapolis, Minnesota  55402-3397
               Attention:  Keith Libbey, Esq.
               Facsimile:  (612) 347-7077

or at such other address as either such party shall request in writing.

          Section 10.05 Headings. The headings of the articles, sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify the meanings of such articles, sections and paragraphs.

          Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

          Section 10.07 Entire Agreement. This Agreement including the exhibits hereto and the documents referred to herein contains all the terms agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings between such parties as to the subject matter hereof. All

"side letters" executed in conjunction with the transactions contemplated by this Agreement shall be governed by and subject to the terms and provisions of this Agreement except to the extent expressly stated to the contrary in such side letters.

          Section 10.08 Waiver; Amendment;. The parties may, by written agreement (a) extend the time for the performance of any of the obligations or other acts of the parties hereto or (b) waive any inaccuracies or breaches in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended or modified only by a written agreement executed by the parties hereto or by their successors and assigns.

          Section 10.09 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if the duration or geographic extent of, or business activity covered by, any provision of this Agreement shall be in excess of that which is enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceable covered.

          Section 10.10 Guarantee of Buyer's Parent. Parent hereby agrees to be responsible for and guarantee the prompt performance, subject to the terms and conditions applicable to Buyer under this Agreement, the Schedules and Exhibits hereto and the Supplemental Agreements, of all of the agreements, covenants and obligations of Buyer under this Agreement, the Schedules and Exhibits, the Supplemental Agreements and any other agreements entered into in connection with the transactions contemplated hereby and thereby. Parent agrees that Seller shall, in seeking enforcement hereof, not be required first to proceed against Buyer or first to realize upon or exhaust any or all rights of enforcement Seller may have against Buyer.

          Section 10.11 Guarantee of Seller. Seller hereby agrees to be responsible for and guarantee the prompt performance, subject to the terms and conditions applicable to the Subsidiaries under the Schedules and Exhibits hereto and the Supplemental Agreements, of all of the agreements, covenants and obligations of the Subsidiaries under the Supplemental Agreements and any other agreements entered into in connection with the transactions contemplated thereby. Seller agrees that Buyer shall, in seeking enforcement hereof, not be required first to proceed against any of the Subsidiaries or first to realize upon or exhaust any or all rights of enforcement Buyer may have against any of the Subsidiaries.

          Section 10.12 Buyer's Knowledge of. Buyer hereby agrees that, to the extent any representation or warranty of Seller made herein or pursuant hereto, is, to the actual knowledge of those officers of Buyer set forth in the definition of Knowledge contained in Appendix A hereto (based solely on written documentary evidence made available or delivered to any such officer no less than two business days prior to the Closing Date), untrue or incorrect, if Buyer elects to consummate the transactions contemplated hereby: (a) Buyer shall have no rights under this Agreement or otherwise by reason of such untruth or inaccuracy, and (b) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer.

          Section 10.13 Jurisdiction. Buyer and Seller hereby agree that if, in accordance with its rights and remedies hereunder such party commences any suit, action or proceeding naming the other party as a defendant thereto, it shall, in the case of Buyer, commence such suit, action or proceeding in a Minnesota state or court or tribunal (or federal court located in such state) and, in the case of Seller, commence such suit, action or proceeding in a New York state court or tribunal (or federal court located in such state).

          Section 10.14 Applicability. Buyer and Seller agree that the terms, covenants and agreements contained herein shall not be applicable to the parties hereto with respect to any OUS Jurisdiction in which a Closing does not occur.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                              CONTROL DATA SYSTEMS, INC.



                              By:/s/ Joseph Killoran
                                 Joseph Killoran
                                 Chief Financial Officer



                              ADA GLOBAL, INC.



                              By:/s/ Leonard J. Fassler
                                 Leonard J. Fassler
                                 Chairman


                              AMERIDATA TECHNOLOGIES, INC.



                              By:/s/ Leonard J. Fassler
                                 Leonard J. Fassler
                                 Co-Chairman




                              By:/s/ Gwen M. Higgins
                                 Gwen M. Higgins
                                 Secretary

     APPENDIX A

     DEFINITIONS

The following terms shall have the following meanings for all purposes of this Agreement and such meanings are equally applicable both to the singular and plural forms of the terms defined.

          "Customer Base" shall have the meaning provided in Section
8.01(c)(ii).

          "Additional OUS Jurisdictions" shall have the meaning provided in
Section 2.01(d).

          "Assigned Agreements" shall mean the Operating Agreements and the Real Property Leases.

          "Assignment and Assumption Agreements" shall mean assignment and assumption agreements in form and substance customary for each OUS Jurisdiction as shall have been prepared by counsel in each OUS
Jurisdiction conveying the Assumed Liabilities at the Closing Date.

          "Assumed Liabilities" shall have the meaning provided in Section 2.01(d).

          "Bills of Sale" shall mean bills of sale in form and substance customary for each OUS Jurisdiction as shall have been prepared by counsel in each OUS Jurisdiction conveying the Purchased Assets at the Closing Date.

          "Business" shall mean the product fulfillment and maintenance business conducted by the Subsidiaries and the product fulfillment and maintenance business conducted by Seller in each of the OUS Jurisdictions prior to the Closing Date excluding the Retained Businesses.

          "Buyer Subsidiaries" shall mean AmeriData Global de Mexico, S.A. de C.V., AmeriData Global Canada, Ltd. and AmeriData U.K., Ltd.

          "Ceridian" shall have the meaning provided in Section 2.01(d).

          "Closing" shall have the meaning provided in Section 4.01.

          "Closing Balance Sheet" shall mean a combined balance sheet of the Business reflecting the Purchased Assets and Assumed Liabilities of the Business as of the close of business on the Closing Date which shall be prepared in accordance with Section 3.02 hereunder.

          "Closing Date" shall have the meaning provided in Section 4.01.

          "Closing Date Net Asset Amount" shall have the meaning provided in Section 3.01.

                              APPENDIX A-1-1

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company Personnel" shall mean current or former employees, officers, directors or consultants of Seller or any Subsidiary with respect to the Business.

          "Employee Benefit Plans" shall mean all pension, annuity, retirement, stock option, stock purchase, savings, profit sharing or deferred compensation plans or agreements, and any retainer, consultant, bonus, group insurance, welfare, health and disability plan, fringe benefit or other incentive or benefit contract, plan, or commitment or arrangement applicable to Company Personnel.

          "Employees" shall mean all full and part-time employees of Seller or any Subsidiary working in the Business.

          "Employee Related Liabilities" shall mean any and all liabilities arising out of or related to the employment by Seller or any Subsidiary of any Employee or Company Personnel on or prior to the Closing Date including, without limitation, liability for, related to or arising out of salary, benefits or other compensation of any Employee or Company Personnel, the terms and conditions of the employment of the Employees or any termination or deemed termination of any Employee (including, without limitation any actual or alleged discrimination, harassment or similar treatment), prior to the Closing Date.

          "Employment Contracts" shall mean all employment contracts, consulting agreements, and collective bargaining agreements or labor agreements with respect to employees of the Business except such employment contracts or agreements which arise by operation of law.

          "Encumbrance" shall mean any mortgage, claim, lien, pledge, option, charge, security interest or other similar interest.

          "Environmental Laws" shall have the meaning provided in Section 5.01(j)(ii) of the Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" shall have the meaning provided in Section
4.03.

          "Escrow Amount" shall mean $1,500,000.

          "Exchange Act" shall have the meaning provided in Section
5.01(q).

          "Excluded Assets" shall have the meaning provided in Section
2.01(b).

          "Excluded Liabilities" shall have the meaning provided in Section 2.01(d).

          "Financial Statements" shall mean collectively, a statement of income, a statement of stockholders' equity, a statement of cash flow and a balance sheet.

                              APPENDIX A-1-2

          "Furnishings" shall mean the commercial vehicles, fixtures, equipment (including computer equipment used in the operation of the Business), leasehold improvements, security systems, telephone systems, display stands, furniture and similar furnishings used in the operation of the Business but shall not include any Excluded Assets.

          "GAAP" shall mean generally accepted accounting principles in effect in the United States of America.

          "Hazardous Substances" shall have the meaning provided in Section 5.01(j)(iii) of the Agreement.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indemnified Party" shall have the meaning provided in Section 8.04(d) of the Agreement.

          "Indemnifying Party" shall have the meaning provided in Section 8.04(d) of the Agreement.

          "Intangibles" shall mean all intangibles of Seller and its Subsidiaries used in the Business but shall not include any Intellectual Properties or Excluded Assets.

          "Intellectual Property" shall mean all patents of any description and pending applications therefore, all registrations of trademarks and of other marks, all registrations of trade names, assumed names, service marks, logos, labels or other trade rights, all pending applications for any such registrations, all copyright registrations and pending applications therefor, all other copyrights, trademarks and other marks, trade names assumed names, service marks, logos, jingles, program rights, non-governmental licenses, computer programs and slogans, and all other inventions and designs, whether or not patentable, all to the extent that the foregoing items are used in the Business as of the date of this Agreement, but shall not include any Excluded Assets.

          "Interests" shall have the meaning provided in Section 8.02(a).

          "Inventory" shall mean products held for sale in the ordinary course of business in Seller's or any Subsidiary's inventory used in the operation of the Business. Inventory shall be valued in Seller's and its Subsidiaries' inventory records in accordance with GAAP at the lower of cost or market. Inventory shall not include property, products, fixtures and equipment used in the day-to-day operation of the Business or any of the Other Property.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" of a party or "Known" means, with respect to Seller or its Subsidiaries, the actual knowledge of Joseph F. Killoran and with respect to Buyer, the actual knowledge of Leonard J. Fassler.

          "Leases" shall mean all leases for personal property to which Seller or a Subsidiary is a party as lessor or lessee which is used in the operating of the Business.

                              APPENDIX A-1-3

          "Loss" shall have the meaning provided in Section 8.04(b).

          "Management Systems" shall mean the hardware and software systems used by Seller or any Subsidiary to process financial, inventory and other information in connection with the Business, including any data files used thereon and computer software thereof.

          "Material" or "Materiality" shall mean that which is material to the Business taken as a whole; provided, however, Seller, at its option may include in the Schedules or other disclosures to this Agreement items which are not "material" within the meaning of the immediately preceding sentence and such inclusion shall not be deemed to be an acknowledgement by Seller that such items are "material" or otherwise used to interpret the meaning of such term for purposes of this Agreement.

          "Material Adverse Effect" shall mean an event, circumstance, fact or condition which (i) would reasonably be expected to result in (A) a decrease in the revenues generated by the operation of the Business equal to or in excess of $5 million, (B) a decrease in the operating profit of the Business equal to or in excess of $650,000 or (C) a decrease in the net assets used in the operation of the Business equal to or in excess of $650,000 or (ii) individually or in the aggregate materially adversely affect (A) the ability of Seller and its Subsidiaries to perform their obligations hereunder and under the Supplemental Agreements or (B) the ability of Buyer to conduct the Business following the Closing Date in a manner substantially similar to the manner in which it is currently conducted.

          "Mexican Receivables" shall have the meaning provided in Section 2.01(b).

          "Negative Differential" shall have the meaning provided in
Section   3.02(a).

          "Operating Agreements" shall have the meaning provided in Section 5.01(d)(1).

          "Other Property" shall mean the Furnishings and Management
Systems.

          "OUS Jurisdiction" shall mean each of Austria, Canada, Greece, Mexico, Norway, Portugal and the United Kingdom

          "PCB" shall have the meaning provided in Section 5.01(j)(v).

          "Permits" shall have the meaning provided in Section 5.01(j)(i).

          "Permitted Encumbrances" shall mean such easements, licenses, rights of way, restrictions of record, and other rights and privileges in the nature of the foregoing with respect to the Real Property Leases and Real Property: (1) as in each case are of record or otherwise disclosed to Buyer in writing on or prior to the date hereof, (2) as may be a statutory lien for Taxes not yet due and payable, if any.

          "Positive Differential" shall have the meaning provided in
Section 3.02(a).

          "Purchase Price" shall have the meaning provided in Section 3.01.

                              APPENDIX A-1-4

          "Purchase Price Down Payment" shall mean $14,000,000.

          "Purchased Assets" shall have the meaning provided in Section
2.01.

          "Purchased Subsidiary" shall have the meaning provided in Section 2.01(a)(v).

          "Qualified Documents" shall mean all documents pertaining to Purchased Assets, including financial and operating records, manuals, certificates of occupancy, surveys, construction drawings and personnel records.

          "Real Property" shall mean any right, title and interest of Seller and any of its Subsidiaries in and to the real property, interests in real property and buildings, structures and other improvements used in connection with the operation of the Business.

          "Real Property Leases" shall mean the leases described in
Schedule 5.01(d)(3)(i), as in effect on the date of execution of this Agreement, pursuant to which Seller or any Subsidiary is a party as lessor or lessee.

          "Receivables" shall mean all of Seller's or any Subsidiary's outstanding accounts receivable arising from the lease or sale of goods or for services rendered in the Business, and other receivables, including, but not limited to, receivables relating to contra-payable balances in the payable accounts of Seller or any Subsidiary and receivables attributable to manufacturers' and other vendors' reimbursement policies.

          "Release" shall have the meaning provided in Section
5.01(j)(iii).

          "Retained Businesses" shall mean all of the ICEM, Product Data Management and Electronic Commerce operations of Seller and its Subsidiaries as conducted on the Closing Date other than the ICEM operations in the Territory as defined in the Distribution Agreement.

          "Retained Business Employees" shall have the meaning provided in
Section 5.01(o)(ii).

          "Returns" shall have the meaning provided in Section 5.01(h).

          "Roberts Termination Agreements" shall have the meaning provided in Section 2.01(a).

          "Seller Customer Base" shall have the meaning provided in Section 8.01(c)((iii).

          "Services Agreements" shall have the meaning provided in Section 2.01(a).

          "Shared Assets" shall mean assets that as of the Closing Date are used in the operation of both the Business and the Retained Business or in both the Business and any other business of Seller or any subsidiary of Seller.

          "Sites" shall have the meaning provided in Section 5.01(j)(i).

                              APPENDIX A-1-5

          "Specified Exchange Act Filings" means, with respect to the Seller or AmeriData Technologies, Inc., as appropriate, (i) the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Specified 10-K") by such entity, (ii) each Quarterly Report on Form 10-Q and Current Report on Form 8-K filed with the Securities and Exchange Commission since the filing of the Specified 10-K by such entity, and (iii) proxy statements filed with the Securities and Exchange Commission since the filing of the Specified 10-K by such entity.

          "Subsidiaries" shall mean the subsidiaries (whether or not wholly-owned) of Seller set forth in Schedule 5.01(c).

          "Supplemental Agreements" shall mean the Escrow Agreement, Tax Matters Agreement, the MIS Services Agreement, the Central Support Agreement, the Administrative Services Agreement, the Spare Parts
Agreement, the License Agreement, the Assignment and Assumption Agreements and the Bills of Sale.

          "Survival Period" shall have the meaning provided in Section
8.04(a).

          "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Seller or any of its Subsidiaries.

          "Transferred Employees" shall have the meaning provided in
Section 8.01(h).

          "U.K. Transferred Employee" shall have the meaning provided in
Section 8.03(c)(v).

                              APPENDIX A-1-6